UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GENPACT LIMITED

(Name of Registrant as Specified In Its Charter)

None

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2015

Dear Fellow Shareholder:

I am pleased to invite you to attend the 2015 Annual General Meeting of Shareholders of Genpact Limited to be held on Wednesday, May 13, 2015 at 1155 Avenue of the Americas, 4th Floor, New York, New York 10036. The Annual General Meeting will commence at 10 a.m. local time.

At the annual meeting, we expect to consider and act upon the following matters:

(1)     To elect ten (10) directors to hold office until the next annual election or until their successors are duly elected and qualified;

(2)     To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(3)     To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2015 Annual General Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Voting by proxy will ensure your representation at the Annual General Meeting if you do not attend in person. Please review the instructions on the enclosed proxy card regarding each of your voting options.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder meeting to be held on May 13, 2015. The proxy statement and annual report on Form 10-K are available at www.genpact.com.

Thank you for your ongoing support of and continued interest in Genpact.

Sincerely,

N.V. Tyagarajan

President and Chief Executive Officer

GENPACT LIMITED

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2015

The 2015 Annual General Meeting of Shareholders of Genpact Limited, which is referred to herein as the annual meeting or the meeting, will be held on Wednesday, May 13, 2015, at 1155 Avenue of the Americas, 4th Floor, New York, New York 10036. The annual meeting will commence at 10 a.m. local time and the following matters will be considered and acted upon at the annual meeting:

(1)    To elect ten (10) directors to hold office until the next annual election or until their successors are duly elected and qualified;

(2)    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(3)    To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 10, 2015 are entitled to vote at the annual meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the annual meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also submit your proxy to vote your shares over the Internet as provided in the instructions set forth on the proxy card. Your prompt response will ensure that your shares are represented at the annual meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the annual meeting.

By	Order of the Board of Directors,

Victor F. Guaglianone Corporate Secretary

April 13, 2015

i

ii

GENPACT LIMITED

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 13, 2015

This proxy statement contains information about the 2015 Annual General Meeting of Shareholders of Genpact Limited, which we refer to in this proxy statement as the annual meeting or the meeting. The annual meeting will be held on Wednesday May 13, 2015, at 1155 Avenue of the Americas, 4th Floor, New York, New York 10036. The annual meeting will commence at 10 a.m. local time.

This proxy statement is furnished by the board of directors of Genpact Limited, which is also referred to as Genpact or the Company in this proxy statement, in connection with the solicitation of proxies for use at the annual meeting and at any adjournment of the annual meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in accordance with the recommendation of our board of directors. The board of directors recommends that you vote FOR Proposals 1 and 2. A shareholder may revoke any proxy at any time before it is exercised by giving our Secretary written notice to that effect either before or at the annual meeting by signing and submitting another proxy with a later date or by attending the meeting in person and voting such holder’s shares.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is being mailed to shareholders with the Notice of 2015 Annual General Meeting and this proxy statement on or about April 13, 2015.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the United States Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any shareholder upon written request to us c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York 10036, Attention: Corporate Secretary.

IMPORTANT INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and act on the following matters:

1.    To elect ten (10) directors to hold office until the next annual election or until their successors are duly elected and qualified;

2.    To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.    To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on March 10, 2015. This date is the record date for the annual meeting.

Shareholders of record at the close of business on March 10, 2015 are entitled to vote on each proposal at the annual meeting. The number of outstanding common shares entitled to vote on each proposal at the meeting is 220,029,129.

How many votes do I have?

Each common share of Genpact that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many common shares you own. Please take the time to read the instructions below and vote. Choose the way to vote that is easiest and most convenient for you and submit your proxy so your vote is cast as soon as possible.

How do I vote?

If you are a record holder of Genpact shares, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the annual meeting. If you hold your shares in “street name,” refer to the information below on how to vote your shares.

You may submit your proxy to vote by mail.    You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposals 1 and 2.

You may submit your proxy to vote over the Internet.    If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Electronic Voting Instructions” set forth on the enclosed proxy card.

You may vote in person.    If you attend the meeting at the location set forth in the accompanying Notice of 2015 Annual General Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting. If you attend the meeting in person you will need to bring an acceptable form of photo identification, such as a driver’s license or passport.

Can I change my vote after I have mailed my proxy card or after I have submitted my proxy to vote my shares over the Internet?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	signing and delivering another proxy with a later date to our Corporate Secretary, c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036 USA;

•	submitting another proxy to vote with a later date over the Internet;

•	giving our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on May 13, 2015. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (“NYSE”) rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All proposals other than the ratification of KPMG as the Company’s independent registered public accountants for fiscal year 2015 are non-routine matters and, therefore, common shares held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

What constitutes a quorum?

In order for business to be conducted at the annual meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in the accompanying Notice of 2015 Annual General Meeting, we will have a quorum if at least two shareholders are present in person or by proxy who hold or represent more than 50 percent of the outstanding shares entitled to vote, or at least 110,014,565 shares. Common shares represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the election of directors. The election of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” are not counted as votes cast and will not affect the voting results on any proposals. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the board of directors that would have been filled by the director nominee will become vacant. The board of directors has the ability to fill any vacancy upon the recommendation of its nominating and governance committee.

How will votes be counted?

Each common share will be counted as one vote according to the instructions contained on a properly completed proxy, whether submitted by mail, over the Internet, or on a ballot voted in person at the annual meeting. Shares will not be voted in respect of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes. If the shareholder signs and submits but does not indicate voting instructions on the proxy card, the proxies will have the authority to vote in respect of all proposals.

Who will count the votes?

An independent vote tabulator will count the votes. Computershare has been appointed by the board of directors as the independent Inspector of Election and will determine the existence of a quorum and validity of proxies and ballots, and certify the results of the voting.

How does the board of directors recommend that I vote on the proposals?

The board of directors recommends that you vote:

FOR the election of the ten directors listed under Proposal 1 to hold office until the next annual election or until their successors are duly elected; and

FOR the ratification and approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Will any other business be conducted at the meeting or will other matters be voted on?

The board of directors does not know of any other matters that may properly come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail or through the Internet, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in a current report on Form 8-K within four business days of the 2015 annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2016 annual general meeting?

Our bye-laws contain advance notice procedures with regard to shareholder proposals not related to director nominations. If you are interested in submitting a proposal for inclusion in the proxy statement for the 2016 annual general meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for our 2016 Annual General Meeting of Shareholders at the New York City address set forth below no later than December 15, 2015.

Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of our outstanding common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the shareholder proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bye-laws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder on whose behalf the proposal is made;

•	the name and record address of the shareholder;

•	the class and number of shares of our share capital which are owned and of record by the shareholder;

•

a representation that the shareholder is a holder of record of our shares entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

Our bye-laws also contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that any shareholder may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given to our corporate secretary not less than 120 days nor more than 150 days prior to the date of the proxy statement released to shareholders in connection with the prior year’s annual meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the owner on whose behalf the nomination is made, including:

•	the name and record address of the shareholder and the owner;

•	the class and number of shares of our share capital which are owned beneficially and of record by the shareholder;

•

a representation that the shareholder is a holder of record of our shares entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Any proposals, nominations or notices should be sent to:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We are initially soliciting these proxies by mail, but our directors, officers and selected other employees may also solicit proxies by telephone, e-mail or other means of communication without additional remuneration. Directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Will the 2014 financial statements be presented to the annual meeting?

Yes. At the annual meeting we will present the audited consolidated financial statements for the fiscal year ended December 31, 2014, as required by Bermuda law. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available on our website at www.genpact.com. If you would like a copy of our Annual Report on Form 10-K, we will send you one without exhibits at no charge. Please contact:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement, nor is it incorporated herein.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of each of our proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036, Attention: Corporate Secretary, or by telephone at (646) 624-5913. If you would like to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or by telephone at (646) 624-5913.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common shares as of March 10, 2015 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding common shares;

•	each director;

•	each executive officer named in the 2014 Summary Compensation Table under the heading “Information about Executive and Director Compensation” and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares subject to options that are currently exercisable or exercisable within 60 days of March 10, 2015 are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 220,029,129 common shares of Genpact Limited outstanding on March 10, 2015.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Shares
Certain Beneficial Owners:
Glory Investments A Limited(3)	57,537,264	26.15
Wellington Management Group, LLP(4)	23,584,770	10.72
Brown Advisory Incorporated(5)	21,690,005	9.86
Directors and Executive Officers:
N.V. Tyagarajan(6)	1,365,446	*
Edward J. Fitzpatrick	—	—
Mohit Bhatia	—	—
Patrick Cogny(7)	177,198	*
Arvinder Singh(8)	151,846	*
Mohit Thukral(9)	161,035	*
Amit Chandra(10)	57,550,075	26.16
Laura Conigliaro(11)	13,426	*
David Humphrey(12)	57,550,690	26.16
James C. Madden(13)	7,285	*
Alex Mandl(14)	13,073	*
Mark Nunnelly(15)	13,426	*
Robert G. Scott(16)	163,578	*
Hanspeter Spek(17)	7,285	*
Mark Verdi(18)	13,426	*
Current Directors and Executive Officers as a group (16 persons)(19)	2,515,798	1.14

*	Shares represent less than 1% of outstanding common shares.

(1)	Unless noted otherwise, the business address of each beneficial owner is c/o Genpact Limited, Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.

(3)

Based solely on a Schedule 13D filed with the SEC on November 5, 2012. The common shares included in this table consist of: (1) 16,022,978 shares held by Glory Investments A Limited (“Glory A”), whose Class A shareholder is Bain Capital Partners Asia II, L.P., whose general partner is Bain Capital Investors, LLC (“BCI”), (2) 39,508,656 shares held by Glory Investments B Limited (“Glory B”), whose Class A shareholder is Bain Capital Partners X, L.P., whose general partner is BCI, (3) 1,865,184 shares held by Glory Investments IV Limited (“Glory IV”), whose Class A shareholder is BCIP Associates IV, L.P., whose general partner is BCI, and (4) 140,446 shares held by Glory Investments

IV-B Limited (“Glory IV-B”), whose Class A shareholder is BCIP Associates IV-B, L.P., whose general partner is BCI. Glory A, Glory B, Glory IV and Glory IV-B (collectively, the “Glory Entities”) and Glory Investments TA IV Limited (“Glory TA IV”) are party to an amended and restated shareholders agreement and an investor agreement, each dated October 25, 2012, pursuant to which Glory TA IV was appointed as representative of the investors named therein for matters relating to the voting and disposition of the shares held by the Glory Entities. BCI is the Class A shareholder of Glory TA IV. The governance, investment strategy and decision-making process with respect to investments held by the Glory Entities is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. Because of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Glory Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The business address of each of the Glory Entities is c/o Glory Investments TA IV Limited, Suite 110, 10th Floor, Ebene Heights Building, Ebene Cybercity, Ebene, Mauritius, and the business address of BCI is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2015. Effective January 1, 2015, Wellington Management Company, LLP, changed its name to Wellington Management Group, LLP. The business address of Wellington Management Group, LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2015. This amount includes 21,690,005 common shares beneficially owned by Brown Advisory Incorporated, 21,277,802 common shares beneficially owned by Brown Advisory, LLC and 412,203 common shares beneficially owned by Brown Investment Advisory and Trust Company. The business address of Brown Advisory Incorporated is 901 South Bond Street, Ste. 400, Baltimore, MD 21231.

(6)	This amount includes options to purchase 1,063,746 shares owned by Mr. Tyagarajan that are exercisable within 60 days and 301,700 shares held directly by Mr. Tyagarajan.

(7)	This amount includes options to purchase 177,198 shares owned by Mr. Cogny that are exercisable within 60 days.

(8)	This amount includes options to purchase 125,305 shares owned by Mr. Singh that are exercisable within 60 days and 26,541 shares held directly by Mr. Singh.

(9)	This amount includes options to purchase 129,843 shares owned by Mr. Thukral that are exercisable within 60 days and 31,192 shares held directly by Mr. Thukral.

(10)	This amount includes 5,526 shares held directly by Mr. Chandra and 7,285 vested restricted share units held by Mr. Chandra. Mr. Chandra is a Managing Director of Bain Capital Advisors (India) Private Limited and as a result, and by virtue of the relationships described in footnote (3) above, may be deemed to share beneficial ownership of the shares held by the Glory Entities. The business address of Mr. Chandra is c/o Bain Capital Advisors (India) Private Limited, 2nd Floor, Free Press House, Nariman Point, Mumbai 400 021, India.

(11)	This amount includes 6,141 shares held directly by Ms. Conigliaro and 7,285 vested restricted share units held by Ms. Conigliaro.

(12)	This amount includes 6,141 shares held directly by Mr. Humphrey and 7,285 vested restricted share units held by Mr. Humphrey. Mr. Humphrey is a Managing Director of BCI and as a result, and by virtue of the relationships described in footnote (3) above, may be deemed to share beneficial ownership of the shares held by the Glory Entities. The business address of Mr. Humphrey is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(13)	This amount includes 7,285 vested restricted share units held by Mr. Madden.

(14)	This amount includes 5,788 shares held directly by Mr. Mandl and 7,285 vested restricted share units held by Mr. Mandl.

(15)	This amount includes 6,141 shares held directly by Mr. Nunnelly and 7,285 vested restricted share units held by Mr. Nunnelly.

(16)	This amount includes options to purchase 92,353 shares owned by Mr. Scott that are exercisable within 60 days, 36,813 shares held directly by Mr. Scott and 34,412 vested restricted share units.

(17)	This amount includes 7,285 vested restricted share units held by Mr. Spek.

(18)	This amount includes 6,141 shares held directly by Mr. Verdi and 7,285 vested restricted share units held by Mr. Verdi.

(19)	Excludes shares held by the Glory Entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common shares to file with the SEC initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of reports filed with the SEC and except as set forth in the above table, we do not believe that there are currently any beneficial owners of more than ten percent of our common shares.

Based solely on our review of copies of reports filed by our directors and executive officers with the SEC or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during the fiscal year ended December 31, 2014, all filings required to be made by our directors and executive officers pursuant to Section 16(a) with respect to Genpact Limited securities were made in accordance with Section 16(a).

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors currently consists of ten members. The nominating and governance committee of the board of directors has recommended to the board of directors, and the board of directors has nominated, the ten persons listed in the table below for election as directors with terms expiring at the 2016 annual meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the ten nominees, each to serve for a one-year term until their successors are elected or the incumbent resigns. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, there will be a vacancy created on the board of directors, which the board of directors may fill on the recommendation of the nominating and governance committee.

The following paragraphs provide information as of the date of this proxy statement about each nominee for election to our board of directors.

The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she has served as a director in the past five years. The information presented below reflects the specific experience, qualifications, attributes and skills that led the board to conclude that each of these individuals is well-suited to serve on our board. Information about the number of common shares beneficially owned by each current director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Genpact. Messrs. Chandra, Humphrey, Nunnelly and Verdi serve on our board as designees of Glory Investments A Limited, an affiliate of Bain Capital Investors, LLC, or Bain Capital, pursuant to the shareholder agreement described in “Certain Relationships and Related Party Transactions—Shareholder Agreement.” Other than such arrangement, no arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Name	Age	Position(s)
N.V. Tyagarajan	54	President, Chief Executive Officer and Director
Robert G. Scott	69	Chairman
Amit Chandra	46	Director
Laura Conigliaro	69	Director
David Humphrey	37	Director
James Madden	53	Director
Alex Mandl	71	Director
Mark Nunnelly	56	Director
Hanspeter Spek	65	Director
Mark Verdi	48	Director

N.V. Tyagarajan has served as our President and Chief Executive Officer since June 2011. From February 2009 to June 2011, he was our Chief Operating Officer. From February 2005 to February 2009, he was our Executive Vice President and Head of Sales, Marketing & Business Development. Mr. Tyagarajan became one of our directors in June 2011. The board concluded that Mr. Tyagarajan is well suited to serve as a director because of his extensive knowledge of our industry and our business and because he is the Chief Executive Officer.

Robert G. Scott became one of our directors in April 2006 and was appointed as our Board Chairman on March 7, 2011. From 2001 to 2003, he served as President and Chief Operating Officer at Morgan Stanley. He also serves as an advisory director at Morgan Stanley and since November 2013 he has been a director of IntercontinentalExchange Group, Inc. Mr. Scott was previously a director of NYSE Euronext until its acquisition by IntercontinentalExchange, Inc. The board concluded that Mr. Scott is well suited to serve as a director and the chairman of our board because of his experience as the Chief Operating Officer of Morgan Stanley and his experience serving on another public company board.

Amit Chandra became one of our directors in October 2012. He is a Managing Director of Bain Capital and founded its Indian office early in 2008. Prior to joining Bain Capital, he was a Board Member and Managing Director responsible for Global Markets and Investment Banking at DSP Merrill Lynch, a leading investment bank in India, from which he retired in 2007 after 13 years. Mr. Chandra also serves on the Boards of Directors of Tata Investment Corporation and Piramal Enterprises. The board concluded that Mr. Chandra is well suited to serve as a director because of his experience on the boards of public companies in India.

Laura Conigliaro became one of our directors in May 2013. In 2011, she retired as a partner of Goldman Sachs, which she joined in 1996. At Goldman Sachs she served most recently as the co-director of the firm’s Americas Equity Research unit, prior to which she was the firm’s Technology Equity Research business unit leader while also serving as an analyst covering the hardware systems sector. From 1979 to 1996, Ms. Conigliaro was an analyst at Prudential Securities. Ms. Conigliaro also serves on the boards of directors of Arista Networks and Infoblox Inc. and served on the board of directors of Dell Inc. until it was taken private in November 2013. The board concluded that Ms. Conigliaro is well suited to serve as a director because of her service on other public company boards and her extensive knowledge of the financial services and technology industries.

David Humphrey became one of our directors in October 2012. Mr. Humphrey is a Managing Director in the Private Equity group of Bain Capital, where he has been since 2001. Prior to joining Bain Capital, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers from 1999 to 2001. Mr. Humphrey also serves on the boards of directors of Bloomin’ Brands, Inc. and Bright Horizons Family Solutions, Inc. The board concluded that Mr. Humphrey is well suited to serve as a director because of his experience on other public company boards.

James C. Madden became one of our directors in January 2005. He currently serves as co-Founder and Managing Director of Carrick Capital Partners. Prior to Carrick, he was the Founder and Managing Partner of Madden Capital Partners, LLC. From January 2007 to February 2011, he served as a Partner at Accretive LLC, a private equity firm. From 2005 to January 2007, he was a Special Advisor to General Atlantic LLC, a private equity firm. From 1998 to 2004, he was the Chairman and Chief Executive Officer of Exult, Inc. He is also a director on the board of ServiceSource International, Inc. The board concluded that Mr. Madden is well suited to serve as a director because of his extensive experience in our industry.

Alex Mandl became one of our directors in July 2013. He serves as the non-executive chairman of Gemalto N.V., a digital security services provider. He was previously Gemalto’s executive chairman and, prior to that, the president and CEO of Gemplus from 2002 to 2006. Mr. Mandl was the chairman and CEO of Teligent, Inc. from 1996 to 2001 and held numerous management positions at AT&T between 1991 and 1996, including president, chief operating officer and chief financial officer. Mr. Mandl also serves on the boards of directors of Gemalto N.V. and Accretive Health, Inc. and served on the board of directors of Dell Inc. until it was taken private in November 2013. The board concluded that Mr. Mandl is well suited to serve as a director because of his service on other public company boards and his extensive knowledge of the technology industry.

Mark Nunnelly became one of our directors in October 2012. In March 2015, Mr. Nunnelly was appointed Commissioner of the Department of Revenue of the State of Massachusetts. Mr. Nunnelly was a Managing Director at Bain Capital from 1989 to 2014. Prior to joining Bain Capital, Mr. Nunnelly was a partner of Bain & Company, with experience in the domestic, Asian and European strategy practices. Mr. Nunnelly currently sits on the boards of directors of Dunkin’ Brands and Bloomin’ Brands Inc. The board concluded that Mr. Nunnelly is well suited to serve as a director because of his experience on other public company boards.

Hanspeter Spek joined our board in March 2014. In 2013, he retired as president, global operations of Sanofi S.A., where he had served in leadership roles since 1985, including as executive vice president of global pharmaceutical operations. Prior to joining Sanofi Pharma in 1985, he held various positions at Pfizer International, Inc. in Germany. Mr. Spek also sits on the board of directors of Cardio3 BioSciences SA. The board concluded that Mr. Spek is well suited to serve as a director because of his international experience and his extensive expertise in the pharmaceuticals industry.

Mark Verdi became one of our directors in October 2012. Until January 2015, Mr. Verdi was the president of C&S Wholesale Grocers, Inc. From 2004 to February 2014, he was a Managing Director at Bain Capital. Prior to Bain Capital, Mr. Verdi worked at IBM Global Services, where he led the Financial Services Business Transformation Outsourcing Group globally. The board concluded that Mr. Verdi is well suited to serve as a director because of his extensive experience in our industry.

BOARD RECOMMENDATION
The board of directors believes that approval of the election of all nominees is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR these nominees.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Genpact is managed for the long-term benefit of its shareholders. The board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its duties and responsibilities and to serve the best interests of our Company and our shareholders. These guidelines, which provide a framework for the conduct of the board of director’s business, provide, among other things, that:

•

the principal responsibility of the directors is to exercise their business judgment to promote the long-term interests of the Company’s shareholders by providing strategic direction to the Company and overseeing management in the performance of the Company’s business activities;

•

additional responsibilities include reviewing, approving and monitoring significant financial and business strategies as developed by management, evaluating the performance of the Company and its executive officers, approving CEO succession plans and reviewing and approving material transactions and corporate activities not entered into in the ordinary course of business;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet at least twice a year in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors; and

•

at least annually, the nominating and governance committee shall oversee a self-evaluation of the board of directors to determine whether the board of directors and its committees are functioning effectively.

You can obtain the current charters for our audit committee, compensation committee and nominating and governance committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics at www.genpact.com or we will send you a copy upon request in writing to:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

Shareholder Rights

Among our corporate governance policies and practices designed to ensure that our shareholders’ best interests are served are the following:

•

Subject to certain supermajority requirements described below, our bye-laws may be revoked, altered or amended only with the approval (i) first of the board of directors and, (ii) after the board’s approval and recommendation of such action to the shareholders, by a simple majority of the combined voting power of all shareholders entitled to vote on such revocation, alteration or amendment.

•	We have issued only one class of shares, and each common share entitles the holder to one vote on any matter requiring shareholder approval.

•

Our bye-laws do not contain supermajority voting requirements except (i) to alter the manner in which the bye-laws may be amended or revoked, (ii) to alter the rights of any class of shares issued and outstanding and (iii) to amend the bye-law defining the events that vacate the office of any sitting director.

•	Shareholders collectively holding more than 10% of our share capital have the right to call special general meetings.

•	We do not have a “staggered” board. All of our directors serve one-year terms and are subject to re-election at each annual meeting.

See “Important Information about the Annual General Meeting and Voting— How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2016 annual general meeting?” on page 3 for information about submitting proposals for consideration at our next annual meeting. See also the section titled “Director Nomination Process” below for information about how to propose a director nominee for election to our board.

Director Independence

Pursuant to the corporate governance listing standards of the New York Stock Exchange (“NYSE”), a director employed by us cannot be deemed to be an “independent director,” and consequently Mr. Tyagarajan is not an independent director. The board has determined that none of the other current directors has a material relationship with us for purposes of the NYSE corporate governance listing standards and accordingly each is independent under such NYSE standards. In making its independence determinations, the board considered the relationship between our Company and Bain Capital, as an affiliate of Bain Capital owns approximately 26% of our outstanding common shares, the fact that Messrs. Chandra, Humphrey, Nunnelly and Verdi serve on our board as designees of Bain Capital pursuant to the terms of the shareholder agreement and the fact that Messrs. Chandra and Humphrey are managing directors of Bain Capital.

Director Nomination Process

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all shareholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. We do not have a formal or informal diversity policy for board membership, but the nominating and governance committee is committed to considering diversity in accordance with its charter.

Shareholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to the nominating and governance committee, c/o Genpact LLC, 1155 Avenue of the Americas 4th Floor, New York, NY 10036. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Board of Directors Meetings and Committees

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board of directors’ primary responsibility is to oversee the management of Genpact and, in so doing, serve the best interests of the Company. Subject to the recommendations of the nominating and governance committee, the board of directors selects, evaluates and provides for the succession of executive officers and the board of directors nominates for election at annual general shareholder meetings individuals to serve as directors of Genpact and elects individuals to fill any vacancies on the board of directors to the extent not filled by shareholders in general meetings. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of Company activity through presentations at board of directors and committee meetings.

The board of directors met, in person or telephonically, 10 times in fiscal 2014. During fiscal 2014, each of our directors standing for re-election other than Mr. Verdi attended 75% or more of the total number of meetings of the board of directors and the committees of which such director was a member during the period of time he or she served on such committee. The board of directors has standing audit, compensation and nominating and governance committees. Each committee has a charter that has been approved by the board of directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Tyagarajan is the only director who is an employee of Genpact, and he does not participate in any meeting at which his compensation is evaluated. All members of all committees are non-employee directors and the board of directors has determined that all of the members of our three standing committees are independent as defined under the rules of the NYSE, and, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual general meetings of shareholders. All of our directors standing for re-election other than Mr. Verdi attended the 2014 annual meeting. Mr. Khattar, who resigned from the board on July 2, 2014, did not attend the 2014 annual meeting.

The table below sets forth the committees of our board, the composition of each committee and the number of meetings of each committee during fiscal 2014.

Committees
Board Member	Audit	Compensation	Nominating & Governance
AMIT CHANDRA			M
LAURA CONIGLIARO	M
DAVID HUMPHREY
JAMES MADDEN		M	M
ALEX MANDL(1)	C
MARK NUNNELLY		C
ROBERT G. SCOTT(2)		M	C
HANSPETER SPEK
MARK VERDI	M
Number of Meetings in 2014	8	4	3

M: Member C: Chair

(1)	Audit committee financial expert as defined by SEC rules.

(2)	Chairman of the Board.

Audit Committee.    The audit committee has responsibility for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing:

•	the performance of any registered public accounting firm employed by us to provide audit services, including the firm’s qualifications and independence;

•	the quality and integrity of our accounting and reporting practices and controls, including our financial statements and reports;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing; and

•	investigating any matter brought to its attention within the scope of its duties and retaining counsel for this purpose where appropriate.

Our audit committee consists of Ms. Conigliaro and Messrs. Mandl and Verdi. Mr. Mandl has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and to have accounting or related financial management expertise as required by the NYSE listing standards. The audit committee met 8 times during fiscal 2014.

Compensation Committee.    Our compensation committee has responsibility for, among other things:

•	reviewing our compensation practices and policies, including equity benefit plans;

•	reviewing and approving performance and compensation for our chief executive officer, chairman of the board of directors, senior executives and directors;

•	reviewing and consulting with our chief executive officer concerning selection of officers, performance of individual executives and related matters;

•

reviewing and discussing the management disclosures in our “Compensation Discussion and Analysis” and recommending to the board whether such disclosures shall be included in the appropriate regulatory filing;

•

overseeing our stock plans, incentive compensation plans and any such plans that the board may from time to time adopt and exercising all the powers, duties and responsibilities of the board of directors with respect to such plans;

•	preparing a compensation committee report for inclusion in our proxy statement;

•	selecting and retaining a compensation consultant and outside advisors to provide independent advice to the committee; and

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

Our compensation committee consists of Messrs. Madden, Nunnelly and Scott. The compensation committee met 4 times during fiscal 2014. For additional information about the compensation committee’s processes and procedures with respect to the consideration and determination of compensation, see “Compensation Discussion and Analysis” below.

Nominating and Governance Committee.    Our nominating and governance committee has responsibility for, among other things:

•	making recommendations as to the size, composition, structure, operations, performance and effectiveness of our board of directors;

•	establishing criteria and qualifications for membership on our board of directors and its committees;

•	assessing and recommending to our board of directors strong and capable candidates qualified to serve on our board of directors and its committees;

•	developing and recommending to our board of directors a set of corporate governance principles, including independence standards;

•	conducting an annual review and evaluation of our chief executive officer, our board of directors and our board committees;

•	overseeing the succession plans for our chief executive officer and senior management;

•	otherwise taking a leadership role in shaping our corporate governance; and

•	reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

Our nominating and governance committee consists of Messrs. Chandra, Madden and Scott. The nominating and governance committee met 3 times during fiscal 2014.

Board Leadership Structure and Role in Risk Oversight

The positions of chairman of the board and Chief Executive Officer have historically been separated at Genpact. Keeping these positions separate allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its exercise of business judgment to promote the long-term interests of our shareholders by providing strategic direction and overseeing management. The Board believes that keeping these positions separate is the appropriate leadership structure for us at this time.

Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Communicating with the Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. The nominating and governance committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other directors as its members consider appropriate. Our non-executive chairman, Mr. Scott, is a member of the nominating and governance committee, a member of the compensation committee and also serves as the presiding director at all executive sessions of our non-management directors.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the nominating and governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company may receive repetitive or duplicative communications.

Shareholders and interested parties who wish to send communications on any topic to the board of directors should address such communications to:

Board of Directors

Genpact Limited

c/o Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

Code of Ethical Business Conduct

Our board of directors has adopted a code of ethical business conduct applicable to our directors, officers and employees in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange. The code is posted on our website at www.genpact.com under the heading “Investors—Corporate Governance.” We will also provide a copy of the code to shareholders upon request. We disclose any material amendments to our code of ethical business conduct, as well as any waivers for executive officers or directors, on our website.

Report of the Audit Committee

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2014 and has discussed these financial statements with our management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, KPMG, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees” and the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from Genpact.

Based on its discussions with management and the independent registered public accounting firm, and its review of the information provided by management and the independent registered public accounting firm, the audit committee recommended to our board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the Audit Committee of the Board of Directors

Alex Mandl, Chair
Laura Conigliaro
Mark Verdi

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Genpact Limited is a participant, the amount involved exceeds $1,000,000 (or such lower threshold as our audit committee may from time to time determine), and one of our officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in the Company’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by applicable SEC rules, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and a transaction that is specifically contemplated by provisions of our charter or bye-laws.

Shareholder Agreement

The shareholder agreement among us and certain affiliates of Bain Capital provides that Bain Capital is entitled to nominate four persons to our board of directors so long as Bain Capital maintains certain minimum shareholding thresholds and has agreed to vote its shares to elect such persons. The number of directors that Bain Capital is entitled to appoint is reduced if its ownership of our common shares declines below certain levels and such right ceases if such ownership falls below 7.5% of our outstanding common shares.

Subject to certain conditions and with certain exceptions, the shareholder agreement grants Bain Capital the right, beginning on April 25, 2015, to require us to register for public resale under the Securities Act of 1933 all common shares that it requests be registered. In addition, beginning on April 25, 2015, and subject to certain conditions and with certain exceptions, the shareholder agreement grants Bain Capital piggyback rights on any registration for our account or the account of any other holder of our common shares. These rights are subject to certain limitations, including customary cutbacks and other restrictions. In connection with our initial public offering or the other registrations described above, we have and will indemnify any selling shareholders against liabilities resulting from violations of federal or state securities laws by us in connection with any registration statement, prospectus or other disclosure statement used in connection with any registration of our securities and, subject to certain exceptions, we will bear all fees, costs and expenses, except underwriting discounts and selling commissions.

Prior to the one-year anniversary of the date when Bain Capital’s ownership of our common shares falls below 7.5%, Bain Capital is subject to certain restrictions with respect to the acquisition of additional securities of, and certain exercises of control over, including making any offers for the purchase of, the Company. Notwithstanding the foregoing, the shareholder agreement grants Bain Capital the right to maintain its percentage ownership in the event we issue additional securities by purchasing a percentage of any additional securities we issue.

The shareholder agreement also contains provisions regarding corporate opportunities under which directors nominated by Bain Capital pursuant to the shareholder agreement are not required to present to us certain corporate opportunities.

Expense Reimbursement Agreement

Pursuant to an expense reimbursement agreement between us and Bain Capital Partners, LLC entered into on March 3, 2015, we have agreed to reimburse Bain Capital Partners, LLC and its affiliates for reasonable out-of-pocket expenses incurred by their respective representatives in connection with certain financial, managerial, operational or strategic advice or other services provided to us by Bain Capital Partners, LLC since January 1, 2013, and as may be mutually agreed from time to time by the Company and Bain Capital Partners, LLC through the term of the expense reimbursement agreement. The expense reimbursement agreement also provides for our indemnification of Bain Capital Partners, LLC, Bain Capital Investors, LLC and their respective affiliates and representatives subject to certain terms and conditions. The expense reimbursement agreement runs until December 31, 2015, with automatic annual renewals thereafter unless either party chooses not to extend the term. In addition, the expense reimbursement agreement may be terminated at any time by either party. Affiliates of Bain Capital Partners, LLC currently own approximately 26% of our shares outstanding. To date, we have received invoices for a total of $1,138,725 for expenses incurred in 2013 and 2014 pursuant to the expense reimbursement agreement.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Brief biographies of our executive officers follow. You will find information about their beneficial ownership of common shares on page 7 under the caption “Security Ownership of Certain Beneficial Owners and Management.” All executive officers are appointed by the board of directors. All officers hold office at the discretion of the board.

Name	Age	Position(s)
N.V. Tyagarajan	54	President, Chief Executive Officer and Director
Edward J. Fitzpatrick	48	Chief Financial Officer
Mohit Bhatia	50	Former Chief Financial Officer
Patrick Cogny	48	Senior Vice President, Infrastructure, Manufacturing and Services
Victor Guaglianone	60	Senior Vice President and General Counsel
Piyush Mehta	46	Senior Vice President, Human Resources
Arvinder Singh	50	Senior Vice President, Capital Markets and IT Services
Mohit Thukral	50	Senior Vice President, Banking, Financial Services and Insurance

N.V. “Tiger” Tyagarajan has served as our President and Chief Executive Officer since June 2011. He was our Chief Operating Officer from February 2009 to June 2011. From February 2005 to February 2009, he was our Executive Vice President and Head of Sales, Marketing & Business Development. From October 2002 to January 2005, he was Senior Vice President, Quality and Global Operations, for GE’s Commercial Equipment Finance division. Between 1999 and 2002, he served as our Chief Executive Officer.

Edward J. Fitzpatrick has served as our Chief Financial Officer since July 2014. Prior to joining Genpact, he spent 13 years at Motorola Solutions Inc., most recently serving as executive vice president and Chief Financial Officer. Prior to Motorola, he worked at General Instrument Corporation and Price Waterhouse, LLP.

Mohit Bhatia served as our Chief Financial Officer from March 2010 until July 2014. From December 2004 to February 2010 he was the Senior Vice President and Business Leader for our finance and accounting practice. From October 2003 to December 2004 he served as our Chief Financial Officer.

Patrick Cogny has served as our Senior Vice President of Infrastructure, Manufacturing and Services since September 2011. From 2005 to August 2011, he was the Chief Executive Officer of our affiliate Genpact Europe. Prior to this, he spent 15 years working for GE in the Healthcare business and in the GE Europe corporate headquarters, in France, the United States and Belgium.

Victor Guaglianone has served as our Senior Vice President, General Counsel and Corporate Secretary since January 2007. Prior to this he was in private practice with several major law firms and also spent 16 years at GE Capital, rising to Vice President and Associate General Counsel.

Piyush Mehta has served as our Senior Vice President of Human Resources since March 2005. He has worked for us since 2001 as Vice President of Human Resources.

Arvinder “Monty” Singh has served as our Senior Vice President, Capital Markets and IT Services since October 2013. From August 2011 to October 2013, he was Senior Vice President, Sales and Marketing, Client Relationships and Re-engineering. From August 2008 to July 2011, he was Global Head of Client Relationships and GE, and from June 2005 to August 2008 he was the Business Leader for Lean Six Sigma, Transitions and Solutions. Prior to joining Genpact in June 2005 he was Senior Vice President, Six Sigma and Chief Quality Officer for GE Vendor Financial Services.

Mohit Thukral has served as our Senior Vice President, Banking, Financial Services and Insurance since 2004. He was also responsible for our healthcare business from July 2011 to December 2014.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer (referred to as our CEO), the two individuals who served as our Chief Financial Officers (each referred to as our CFO) and our three next most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers.

2014 Key Highlights

2014 was an important year for Genpact. We made significant progress executing on our growth strategy and believe we are on the right path to further differentiate Genpact and increase our competitiveness. We have made and continue to make disciplined investments in our targeted industry verticals, service lines and geographies that we believe position us well to capture new growth opportunities, as our clients and the industries in which they operate continue to be transformed and reinvented.

Our 2014 financial results include:

•	Revenues were $2.279 billion, up 6.9% from $2.132 billion in 2013.

•	Revenues from our Global Clients (clients other than the General Electric Company, or GE) increased 9.9% over 2013 levels.

•	New bookings were $2.156 billion, up 50% from $1.440 billion in 2013.

•	Net income attributable to Genpact Limited shareholders was $192.0 million.

•	Adjusted income from operations was $344.2 million.

•	Adjusted income from operations margin was 15.1%.

•	Cash from operations was $271.8 million.

We believe that the continued focus of our management team in advancing our long-term growth strategy and our pay for performance philosophy contributed to our operational and financial achievements during 2014 and that the targeted investments for growth that began in 2014 and are continuing will increase total shareholder return in future years.

Pay for Performance Philosophy

The core objective of our executive officer compensation program is to align pay and performance. The compensation of our named executive officers for 2014 reflects both our 2014 performance and commitment to providing executive compensation opportunities that are linked to Company performance and shareholder value creation. We believe that as an employee’s level of responsibility increases, so should the proportion of total compensation opportunity that is structured in variable, performance-based awards. Accordingly, a significant portion of the total compensation opportunity provided to our named executive officers is tied directly to performance achievement. For example, approximately 70% of the total compensation paid to our CEO in 2014 was performance-based. This pay-for-performance program helps ensure that the financial interests of our executive officers are aligned with those of our shareholders.

Our long-term incentive program has included performance share awards since 2010. These awards vest, if at all, based on attainment of specified financial performance metrics and continued service through the three-year vesting period. The financial metrics for the performance shares granted to executive officers in 2014 were revenues, new bookings and adjusted income from operations margin, and the targets were set in the first quarter of 2014 based on expected performance for fiscal 2014. We added new bookings as a metric for the 2014 performance share awards because we believe it is an underlying driver of long term revenue growth and, together with revenues and adjusted income from operations margin, supports long-term profitable growth.

At the beginning of 2014, our compensation committee reviewed total direct compensation for all of our executive officers and compared it to publicly available information regarding compensation practices in the technology industry. As a result of this review, the compensation committee concluded based on a variety of factors, including a pay mix analysis versus peers and creating the right balance between short and long-term goals, that a higher proportion of total compensation should be in the form of performance-based annual cash bonus awards.

The compensation committee also determined that we could more directly link the annual cash bonus program to Company and individual performance. Accordingly, at the beginning of 2014 our compensation committee introduced a new framework for our annual cash bonus program.

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First, all of our executive officers now have target bonuses equal to a percentage of base salary. The 2014 target bonus for our CEO was 190% of his base salary and the target bonus for our other named executive officers ranged between 50% and 100% of base salary, which we believe is in line with market practice. The compensation committee determined that our CEO’s 2014 target bonus as a percentage of his base salary should be higher than the range applicable to our other executive officers due to the scope of his role, greater accountability for delivery of results, and the committee’s view that a materially higher percentage of at-risk cash pay was appropriate and in line with market practice.

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Second, a bonus pool was established for the year equal to the aggregate target bonuses for eligible executives. The bonus pool was to be funded only if we achieved adjusted income from operations above a threshold level.

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Finally, the individual bonus payments to our executive officers and other eligible employees out of the established pool are based on performance as measured against a scorecard established for each such executive or eligible employee at the beginning of the year. The scorecards include measurable Company or business unit financial performance metrics and individual non-financial performance objectives specific to an executive’s role with established threshold performance levels that the Company or business unit and the executive must attain to receive payment. The financial metrics account for more than 60% of the outcome for each named executive officer.

The total overall compensation opportunity of our executive officers did not increase as a result of these changes, and in fact declined in 2014 compared to 2013 because of reduced equity awards in 2014 compared to 2013. We expect to use a similar bonus framework for 2015 although the compensation committee may set target bonuses at levels different from those set for 2014 and different performance criteria may be utilized depending on market conditions and other factors deemed relevant by the compensation committee. We believe it is important to maintain flexibility in our compensation structures to enable us to attract and retain executives in a highly-competitive and dynamic market.

Executive Compensation Practices

We strive to maintain sound governance standards and compensation practices by continually monitoring the evolution of best practices. As in prior years, we incorporated many best practices into our 2014 compensation programs, including the following:

What We Do
✓ Align our executive pay with performance	✓ Include a “clawback” provision in our performance share awards
✓ Make payouts under our bonus plan only if threshold Company performance is met	✓ Regularly evaluate our share utilization by reviewing the dilutive impact of equity awards and shares awarded as a percentage of our outstanding shares
✓ Align executive compensation with shareholder returns through performance-based equity incentive awards	✓ Mitigate potential dilutive effects of equity awards through share repurchase program
✓ Maintain meaningful equity ownership policy for the CEO (six times base salary)	✓ Regularly review the relationship between CEO compensation and Company performance
✓ Include caps on individual payouts in short- and long-term incentive plans	✓ Maintain an independent compensation committee

What We Don’t Do
x Offer contracts with multi-year guaranteed salary or bonus increases	x Provide guaranteed retirement benefits or non-qualified deferred compensation plans
x Provide tax gross-ups (except in the reimbursement of relocation expenses)	x Provide excessive perquisites
x Time the release of material non-public information to affect the value of executive compensation	x Allow short sales or purchases of equity derivatives of our common shares by officers or directors

Compensation Objectives

The primary objectives of our compensation program for our executives, including our named executive officers, are to attract, motivate and retain highly talented individuals who are committed to our core values of leadership, performance, passion, innovation, teamwork, integrity and respect. Our compensation program is designed to reward the achievement of our annual, long-term and strategic goals, such as growing revenues, improving operating margins, deepening client relationships and managing employee attrition levels. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value.

Currently, our compensation committee is responsible for reviewing the overall goals and objectives of our executive compensation programs, as well as our compensation plans, and making any changes to such goals, objectives and plans. Our compensation committee bases our executive compensation programs on the same objectives that guide us in establishing all of our compensation programs:

•	Compensation is based on the individual’s level of job responsibility.

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Compensation reflects the value of the job in the marketplace. A large part of our operations are based in developing economies where there is significant competition for locally-based top executive talent.

•	Compensation programs are designed to reward performance, both individual and Company.

Our compensation committee considers risk when developing our compensation program and believes that the design of our current compensation program does not encourage excessive or inappropriate risk taking. Our base salaries provide competitive fixed compensation, annual cash bonuses provide an incentive to meet short-term goals and equity-based awards provide an incentive to meet both annual objectives and long-term goals and discourage short-term risk taking.

Our Process

Our compensation committee is responsible for reviewing the performance and potential of each of our executives, including the named executive officers, approving the compensation level of each of our executives, establishing criteria for granting equity awards to our executives and other employees and approving such grants. Each of these tasks is generally performed at least annually by our compensation committee.

The compensation committee typically reviews each component of compensation at least every 15 months with the goal of allocating compensation between cash and non-cash compensation and between long-term and currently paid out compensation, and combining the compensation elements for each executive in a manner we believe best fulfills the objectives of our compensation program.

The compensation committee has not adopted a policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components nor has the compensation committee adopted a pre-established ratio between the CEO’s compensation and that of the other named executive officers. Rather, the compensation committee, which includes experienced directors who serve as members of the boards and compensation committees of other public companies, works closely with our CEO, discussing with him the Company’s overall performance, the CEO’s own performance and his evaluation of and compensation recommendations for the other named executive officers.

The compensation committee then utilizes its judgment and experience in making all compensation determinations. The compensation committee’s determination of compensation levels is based upon what the members of the committee deem appropriate, considering information such as the factors listed above, as well as input from our CEO, publicly available information on compensation practices in our industry, and depending on the year, information and advice provided by an independent compensation consultant.

Role of CEO in Compensation Decisions.    After the end of the 2014 fiscal year, the compensation committee and the CEO discussed our business performance, his performance and his evaluation of the level of achievement of the individual objectives set forth in the bonus scorecards of the other named executive officers and certain other members of senior management. The CEO also provides recommendations on periodic adjustments to the base salaries of the other named executive officers. The compensation committee takes into consideration the CEO’s recommendations but makes the final decisions on compensation as it deems appropriate. The compensation committee, without the CEO present, determined the CEO’s 2014 compensation.

Role of Consultants and Advisors in Compensation Decisions.    The compensation committee has the authority to retain and terminate an independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The compensation committee has periodically engaged an independent compensation consultant that reports directly to the compensation committee and advises the compensation committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

During 2014, the compensation committee reviewed and considered market data on compensation practices in our industry but did not directly engage an executive compensation consulting firm. The compensation committee reviewed, for reference, materials prepared by Aon Hewitt for management based on (i) the most recent available published survey data and (ii) data from the most recent proxy filings on compensation levels at the companies listed below. The compensation committee accounted for differences in revenue size within the peer group by considering roles based on the scope of responsibility not necessarily the title. While providing valuable background information and confirming that our executive officer pay was aligned with the market, this information did not affect the determination of the compensation of any named executive officer for fiscal 2014. The compensation committee has considered this information in connection with 2015 compensation determinations taken to date.

The peer group used by Aon Hewitt included companies in our industry with whom we compete for business and/or talent and companies in the broader technology industry with similar revenues and for which sufficient disclosure was available in publicly available proxy statements at the time of the review. The compensation committee believes the peer group set forth below provides a meaningful gauge of current pay practices and levels as well as overall compensation trends.

Peer Group Companies

Accenture plc

Akamai Technologies, Inc.

Autodesk, Inc.

Automatic Data Processing, Inc.

Capgemini S.A.

Citrix Systems, Inc.

Cognizant Technology Solutions Corporation

Fidelity National Information Services, Inc.

Gartner, Inc. HCL Technologies Limited International Business Machines Corporation Rackspace Hosting, Inc. Red Hat, Inc. Syntel, Inc. Tata Consultancy Services Limited

Consideration of Prior Shareholder Advisory Vote on Executive Compensation.    At our 2014 annual meeting of shareholders, we provided our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Approximately 45% of the votes cast on such proposal were in favor of the compensation of the named executive officers. In connection with the say on pay vote, we discussed our compensation practices with certain of our shareholders and took their feedback and the results of the vote into account when determining our fiscal year 2014 executive compensation policies. Specifically, in 2014 we adopted a scorecard-based cash bonus plan that is funded only if a threshold level of Company profitability is achieved and which provides that each individual payout is based on pre-established financial and strategic goals. We evaluated changing to a three-year performance period for our performance share awards but concluded that a one-year performance period continued to be most appropriate for our company together with a three-year cliff vesting schedule. We added new bookings as a performance metric to our 2014 performance shares awards because we believe new bookings are a driver of long-term revenue growth.

The compensation committee will continue to take into account future shareholder advisory votes on executive compensation in considering the Company’s executive compensation programs and policies. Based on the voting preference of our shareholders, the frequency of future shareholder advisory votes on executive compensation will be every three years. Accordingly, the next shareholder advisory vote will occur at our 2017 annual meeting.

Compensation Components

For fiscal 2014, our executive compensation program had three primary components, in addition to certain benefits and perquisites:

•	Base salary;

•	Short-term, performance-based incentive compensation, or our annual cash bonus program; and

•	Long-term, performance-based equity compensation in the form of performance share awards.

Base Salary.    Base salary is provided to ensure that we are able to attract and retain high quality executives. It is intended to provide a fixed level of overall compensation that does not vary annually based on performance or changes in shareholder value, thereby ensuring that our executives can maintain a standard of living commensurate with their skill sets and experience. Base salary reflects the experience, knowledge, skills and performance records our executives, including our named executive officers, bring to their positions and the general market conditions in the country in which the executives are located. We generally do not have employment agreements with our employees except in special cases or where required by local law. We have, however, entered into employment agreements with our CEO, our CFO and Mr. Cogny, each of which specifies a minimum base salary as described below.

Our compensation committee typically reviews the salaries of our executives, including our named executive officers, at least every 15 months and determines changes in base salaries based on various factors, including the importance of the executive’s role in our overall business, performance and potential of the executive, general Company performance and the market practices in the country where the named executive officer is located. In connection with such review, our CEO provides recommendations and rankings of the executives who directly report to him, including our named executive officers, and the compensation committee considers the CEO’s recommendations in setting base salaries.

N.V. Tyagarajan.    On June 15, 2011, we entered into an employment agreement with Mr. Tyagarajan in connection with his becoming our president and chief executive officer. This agreement replaced Mr. Tyagarajan’s previous employment agreement, dated as of February 7, 2005 and provides for an annual base salary not less than $600,000. His salary was increased to $630,000 effective September 2012. In February 2014, the compensation committee reviewed Mr. Tyagarajan’s base salary and determined that no increase was appropriate. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

Edward J. Fitzpatrick.    On June 26, 2014, we entered into an employment agreement with Mr. Fitzpatrick in connection with his appointment as our Chief Financial Officer. The employment agreement specifies that Mr. Fitzpatrick will receive an annual base salary of $600,000 per year, which will be reviewed periodically and may be increased at the discretion of the compensation committee. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

Mohit Bhatia.    We do not have an employment agreement with Mr. Bhatia. Mr. Bhatia’s 2014 base salary was INR 15,373,100 (approximately $251,000), reflecting a merit increase in December 2013 of approximately 4% over his 2012 base salary. Mr. Bhatia did not receive a base salary increase in 2014.

Patrick Cogny.    On August 5, 2011, we entered into an employment agreement with Mr. Cogny in connection with Mr. Cogny’s relocation from Belgium to the U.S. and his appointment as our Senior Vice President, Infrastructure, Manufacturing and Services. Mr. Cogny’s agreement specifies that he will receive an annual base salary of not less than $450,000. In December 2012, the compensation committee approved a merit increase in Mr. Cogny’s base salary of 3% to $463,500. In February 2014, the compensation committee reviewed Mr. Cogny’s base salary and determined that no increase was appropriate. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements With Named Executive Officers.”

Arvinder Singh.    We do not have an employment agreement with Mr. Singh. Mr. Singh’s 2014 base salary was $400,000. Mr. Singh’s base salary was increased by 10% in December 2013 and is expected to be reviewed in 2015. Mr. Singh’s base salary reflects the importance of his role as the leader for our capital markets and information technology businesses in addition to his personal performance.

Mohit Thukral.    We do not have an employment agreement with Mr. Thukral. Mr. Thukral’s 2014 base salary was INR 18,175,000 (approximately $297,000), reflecting the compensation committee’s approval of a 23% increase, effective April 2014, over his 2013 base salary. Mr. Thukral’s 2014 base salary increase is higher than our past practice and reflects the importance of Mr. Thukral’s role, his personal performance as well as the compensation committee’s view that Mr. Thukral’s base salary was lower than industry standard based on publicly available reports benchmarking executive salaries in the global technology industry.

Annual Cash Bonus.    Annual cash bonuses are designed to provide rewards to our executives, including our named executive officers, for Company performance and their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, our Company objectives and our overall long term and strategic goals, such as client satisfaction, growing revenues, improving operating margins, managing employee attrition levels and making disciplined investments in our targeted verticals, service lines and geographies. Our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

In 2014, our compensation committee adopted a performance-based cash bonus plan under which the annual bonuses are directly linked to Company, business unit and individual performance and payable only if threshold performance is attained.

Target Bonuses

Under the new annual cash bonus plan, each of our named executive officers is eligible for a target bonus specified as a percentage of his base salary. For 2014, the target bonus for Mr. Tyagarajan was 190% of base salary and the target bonuses for the other named executive officers ranged from 50-100% of base salary.

Bonus Pool Based on Profitability

As part of the new annual cash bonus plan, at the beginning of the year the compensation committee established a bonus pool for 2014 equal to the aggregate target bonuses for the CEO and all other senior vice presidents in the Company, including the named executive officers. The bonus pool was to be funded only if the Company achieved 2014 adjusted income from operations above a threshold amount. The actual bonus pool can range from 0% to 200% of target, depending on the level of adjusted income from operations and whether the threshold is met.

Individual Bonus Scorecards

In an effort to further link our executive officer compensation to measurable Company and individual performance, the actual bonus payable to our named executive officers is determined based on attainment of pre-established individual, Company and business unit performance targets for each officer. We utilize a scorecard methodology which incorporates multiple financial and non-financial strategic performance indicators for each officer, with the financial performance metrics accounting for more than 60% of the result. The potential bonus payout based on the scorecard result ranges from 0% to 150% of target. Examples of financial performance indicators include annual revenue, new bookings and profitability targets at the Company or business unit level and examples of non-financial, strategic performance indicators include longer term execution of strategic plans, such as hiring goals and development of new client offerings. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces incentives to take excessive risk with respect to any single objective.

Each individual bonus amount is adjusted by a Company multiplier determined based on the funding of the bonus pool for the year. The bonus pool is held to a zero-sum outcome meaning that even if the average scorecard result is over 100% the overall bonus pool is not expanded and instead the individual payouts are adjusted downwards. Based on 2014 adjusted income from operations performance, the funded bonus pool was above target and the adjusted Company multiplier was 129.56%.

Accordingly, each named executive officer’s 2014 bonus was determined as follows:

•	2014 target bonus multiplied by

•	2014 adjusted Company multiplier multiplied by

•	individual scorecard achievement (0-150%)

The 2014 bonuses were determined by our compensation committee in the first quarter of 2015 based on achievement of the elements set out in the individual scorecard for each named executive officer and the 2014 adjusted Company multiplier of 129.56%.

For Messrs. Tyagarajan, Cogny and Fitzpatrick, who have employment agreements that specify bonus opportunities, the compensation committee also took into consideration the requirements under their agreements in setting their bonus targets. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

N.V. Tyagarajan.    Mr. Tyagarajan’s 2014 bonus payment was $1,700,000, an increase of 42% over his 2013 bonus payment. Mr. Tyagarajan’s bonus scorecard included Company revenues, new bookings and adjusted income from operations margin as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Tyagarajan achieved above target performance on both the financial and strategic metrics included in his scorecard.

Edward J. Fitzpatrick.    Mr. Fitzpatrick’s 2014 bonus payment was $411,298. Mr. Fitzpatrick’s bonus scorecard included Company revenues, new bookings, adjusted income from operations margin and cash flows as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Fitzpatrick achieved slightly below target performance on his financial metrics and above target performance on the strategic metrics. Mr. Fitzpatrick’s 2014 bonus payment was prorated to reflect that his employment commenced in July 2014.

Mohit Bhatia.    Mr. Bhatia’s 2014 bonus payment was INR 13,798,478 (approximately $225,616), an increase of approximately 213% compared to Mr. Bhatia’s 2013 bonus in local currency. Mr. Bhatia’s bonus scorecard included Company revenues, new bookings, adjusted income from operations margin and cash flows as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Bhatia achieved slightly below target performance on both his financial and strategic metrics.

Patrick Cogny.    Mr. Cogny’s 2014 bonus payment was $439,803, an increase of 71% over his 2013 bonus payment. This amount includes Mr. Cogny’s guaranteed bonus of $100,000 pursuant to the terms of his employment agreement. Mr. Cogny’s bonus scorecard included business unit revenues, new bookings and adjusted income from operations margin as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Cogny achieved above target performance on his financial metrics and target performance on the strategic ones.

Arvinder Singh.    Mr. Singh’s 2014 bonus payment was $487,755, an increase of 147% over his 2013 bonus. Mr. Singh’s bonus scorecard included business unit revenues, new bookings and adjusted income from operations margin as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Singh achieved above target performance on his financial and strategic metrics.

Mohit Thukral.    Mr. Thukral’s 2014 bonus payment was INR 20,387,421 (approximately $333,351), an increase of 348% over his 2013 bonus payment in local currency. Mr. Thukral’s bonus scorecard included business unit revenues, new bookings and adjusted income from operations margin as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Thukral achieved above target performance on both his financial and strategic metrics.

Equity-Based Compensation.    Our equity-based compensation program is designed to attract and retain highly qualified individuals, given that competition for talent is high in our industry, and to align the long-term interests of our executives with those of our shareholders. Equity-based compensation is subject to multi-year vesting requirements, which require the continued service of our executives in order for them to realize gains.

The equity award component of our executive officer compensation is comprised primarily of performance share awards. Performance share awards require that we attain at least the minimum threshold levels of performance to receive the award. Accordingly, our executive officers realize no pay from their awards unless we perform. The compensation committee believes that including performance shares as part of Genpact’s equity-based compensation program strengthens focus on the Company’s operating performance and shareholder value creation, and enhances the retention value of the overall compensation program.

From time to time, we may also grant (i) options to purchase our common shares, which are also a performance-based vehicle as they require our shares to appreciate in value before any economic benefit may be realized, and (ii) time-based restricted share units, which we use as a retention mechanism.

2014 Performance Share Awards.    In April 2014, we granted performance share awards to Messrs. Cogny, Singh and Thukral. The actual number of common shares of the Company into which the performance shares will convert is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 250% based on the Company’s adjusted income from operations margin, new bookings and revenue during the period from January 1, 2014 to December 31, 2014. Adjusted income from operations margin is a qualifying criterion and for the other two goals there are three designated levels of attainment. If performance for any metric is below the threshold, no payout will occur.

Provided the executives remain in service through the vesting period, the 2014 performance share awards will cliff vest on January 10, 2017 at 106.627% of the target shares based on our 2014 adjusted income from operations margin, revenues and new bookings.

2014 Awards to Mr. Fitzpatrick.    In July 2014, in connection with Mr. Fitzpatrick’s appointment as our CFO and in accordance with the terms of his employment agreement we granted him (i) a restricted share unit award covering 116,343 common shares which will vest in four equal installments upon the completion of each year of service over the four-year period commencing July 15, 2014 and (ii) a stock option grant to acquire up to 250,000 common shares which will vest 50% on July 15, 2017 and 50% on July 15, 2019, subject to his service through each such date. No other named executive officer received a restricted share unit or stock option grant in 2014. The 2014 equity awards are described in more detail in “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.”

2012 Performance Share Awards.    In March 2012, we granted performance share awards to our named executive officers (other than Mr. Fitzpatrick because he did not join the Company until 2014). The 2012 performance shares vested based on revenue growth and adjusted operating income growth for the 2012 fiscal year and continued service through December 31, 2014. In March 2013, the compensation committee determined that, in accordance with the terms of the 2012 performance share award agreement, based on our 2012 revenue and adjusted income from operations growth, the 2012 performance shares would convert to 122.184% of the target shares, provided the executive remained in service through December 31, 2014.

Benefits and Perquisites.    We provide other benefits to our named executive officers that are generally available to other employees in the country in which the named executive officer is located. We also provide our named executive officers with certain modest perquisites which we believe are reasonable and consistent with market trends in the countries in which our named executive officers are located. Such benefits and perquisites are intended to be part of a competitive overall compensation program. For more details on the benefits provided to our named executive officers, see “—2014 Summary Compensation Table” and “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.”

Severance Arrangements.    Our employment agreements with Messrs. Tyagarajan, Cogny and Fitzpatrick provide for certain payments and benefits in the event of a termination of employment. The severance payments and benefits were based on individual negotiations with each executive and are an important part of employment arrangements designed to retain such executives and provide certainty with respect to the payments and benefits to be provided upon certain termination events. For additional details on these payments and benefits, see “—Potential Payments upon Termination or Change of Control.”

Change of Control.    Pursuant to the terms of Mr. Tyagarajan’s employment agreement, the vesting of all of his outstanding equity awards will accelerate in full upon a change in control. Pursuant to the terms of Mr. Fitzpatrick’s employment agreement, the vesting of his equity awards will accelerate in the event of his termination without cause or for good reason within 24 months following a change in control. In the event of a change in control, the performance shares granted to our named executive officers will convert into either a right to receive common shares representing 100% of the target performance shares without regard to performance or a number of common shares based on actual performance, depending on when the change in control occurs. These benefits are described in more detail in “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—N.V. Tyagarajan and Edward J. Fitzpatrick” and “—Potential Payments upon Termination or Change of Control.”

Equity Grant Practices.    All stock options granted by the Company have an exercise price equal to the closing market price of our common shares on the grant date. Equity grants are typically approved at our quarterly compensation committee meetings, and, unless a future effective date is specified, become effective as of the date of the meeting at which they are approved. The dates for our quarterly compensation committee meetings are generally scheduled months, and sometimes up to a year, in advance. In certain cases equity grants to new hires or promoted employees are approved by written consent outside of regularly scheduled compensation committee meetings and are effective as of the latest date a committee member signs the consent. Our compensation committee has delegated limited authority to the CEO and our Senior Vice President of Human Resources to grant equity compensation in between regularly scheduled compensation committee meetings to individuals other than executive officers and directors, with prescribed per person and aggregate quarterly limitations.

Share Ownership Guidelines.    The Committee recognizes the critical role that executive share ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal share ownership policy under which the CEO is required to acquire and hold Genpact common shares in an amount representing a multiple of six times his base salary. Until the designated multiple of base salary is reached, the CEO is required to retain 100% of the after-tax net proceeds associated with stock option exercises and vesting of restricted share units and performance shares. Shares counted toward the ownership requirement consist of shares owned by the CEO and shares owned jointly by the CEO and his spouse or held in trust established by the CEO for the benefit of the CEO and/or his family members. Unvested restricted share units and performance share awards and unexercised stock options do not count toward compliance. As of December 31, 2014, Mr. Tyagarajan owned a number of Genpact common shares with a total value of more than six times his base salary.

Recovery Policy.    Our performance share awards provide that if a named executive officer has breached any restrictive covenant under any agreement with the Company during employment or during the one-year period following termination of employment, we have the right to terminate the award and cancel any shares issued under the award and be paid any proceeds received by such officer from the sale of shares issued under the award.

IRC Section 162(m) Compliance.    As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Company are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The 2007 Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options or stock appreciation rights should qualify as performance-based compensation that is not subject to the $1 million limitation. In addition, restricted share units and performance share awards with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the 2007 Plan may also be structured to qualify as performance-based compensation for Section 162(m) purposes.

However, restricted share units and performance share awards subject only to service-vesting requirements will not qualify as such performance-based compensation. Other awards made under the 2007 Plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the compensation committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the compensation committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Company’s financial performance and restricted share unit and performance share awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the compensation committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

2014 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, the two individuals who served as Chief Financial Officer, and each of the Company’s other three most highly compensated executive officers whose total compensation for the 2014 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2014 fiscal year (referred to as our “named executive officers”) for the fiscal years ended December 31, 2014, 2013 and 2012. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2014 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Share Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total Compensation ($)
N.V. Tyagarajan	2014	632,423	—		—	—	1,700,000	—		106,797	(3)	2,439,220
President, Chief Executive Officer and Director(5)	2013	632,423	1,200,000		1,567,556	12,495,230	—	—		98,796		15,994,005
	2012	602,378	1,625,000		2,924,948	—	—	—		161,659		5,313,985
Edward J. Fitzpatrick	2014	281,538	—		2,099,991	1,919,500	411,298	—		265,615	(4)	4,977,942
Chief Financial Officer
Mohit Bhatia	2014	251,363	—		—	—	225,616	6,796	(6)	296	(7)	484,071
Former Chief Financial Officer(5)	2013	254,158	75,662		548,645	1,041,269	—	3,574		389		1,923,697
	2012	263,603	118,578		589,631	—	—	1,207		432		973,451
Patrick Cogny	2014	465,283	100,000	(8)	531,626	—	339,803	—		20,017	(9)	1,456,729
Senior Vice President,	2013	465,283	257,500		423,240	833,015	—	—		24,647		2,003,685
Infrastructure, Manufacturing and Services(5)	2012	451,731	362,500		589,631		—			29,051		1,432,913
Arvinder Singh	2014	401,539	—		701,746	—	487,755	—		33,651	(10)	1,624,691
Senior Vice President,	2013	369,115	197,800		627,022	1,207,872	—	—		29,569		2,431,378
Capital Markets and IT Services	2012	354,441	197,800		687,894	—	—	—		27,644		1,267,779
Mohit Thukral	2014	283,140	—		701,746	—	333,351	23,626	(6)	364	(11)	1,342,227
Senior Vice President, Banking, Financial Services and Insurance(5)	2013	245,468	103,746		627,022	1,207,872	—	7,092		389		2,191,589

(1)	The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of performance share awards and restricted share units granted during the year pursuant to our 2007 Omnibus Incentive Compensation Plan, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718. The aggregate grant date fair value of the performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date, which for the performance share awards granted in 2014 was 126.728% of target. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance- and service-based vesting conditions exclude the impact of estimated forfeitures. The performance periods for the performance shares granted in 2012, 2013 and 2014 are completed and the number of shares underlying each such award has been determined. The aggregate grant date fair values of the performance share awards granted in 2014, assuming maximum attainment of the performance goals, are as follows: Mr. Cogny—$1,048,750; Mr. Singh—$1,384,350; and Mr. Thukral—$1,384,350.

(2)	The amounts shown represent the aggregate grant date fair value of the stock options awarded to our named executive officers for the applicable year, calculated in accordance with FASB ASC Topic 718, and exclude the impact of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K.

(3)	The amount shown consists of the following payments and benefits to Mr. Tyagarajan: (a) $5,650 in life insurance plan premiums, (b) $60,000 for personal costs pursuant to his employment agreement, (c) $10,400 in matching contributions to our 401(k) plan and (d) $30,747 for his automobile lease.

(4)	The amount shown consists of the following payments and benefits to Mr. Fitzpatrick: (a) $2,029 in life insurance plan premiums, (b) $159,641 for relocation costs and $100,945 in tax gross-up payments related to such relocation costs that are considered taxable pursuant to his employment agreement, and (c) $3,000 in matching contributions to our 401(k) plan.

(5)	Messrs. Bhatia, Thukral and Tyagarajan received certain payments in Indian rupees and Mr. Cogny received certain payments in euros. The following exchange rates were used to calculate amounts in the Summary Compensation Table reflecting such payments: US$1/0.0163508 INR in 2014, US$1/0.0171368 INR in 2013 and US$1/0.0186461 INR in 2012 and US$1/1.3457367 euro in 2014, US$1/1.3246741 euro in 2013 and US$1/1.2859410 euro in 2012. For Messrs. Bhatia and Thukral, all amounts other than those shown under the “Option Awards” and “Share Awards” columns were paid or incurred in Indian rupees. For Mr. Tyagarajan, portions of the amounts shown in the “All Other Compensation” column were converted from Indian rupees. For Mr. Cogny, portions of the amounts shown in the “All Other Compensation” column were converted from euros.

(6)	The amounts shown represent the change in pension value with respect to the Gratuity Plan benefit for Messrs. Bhatia and Thukral that is required to be provided to all employees in India pursuant to Indian law. Assumptions used in the calculation of this amount are included in Note 17, “Employee benefit plans,” to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K.

(7)	The amount shown consists of payments towards life insurance plan premiums for Mr. Bhatia.

(8)	Reflects the payment of a $100,000 guaranteed bonus to Mr. Cogny in accordance with his employment agreement.

(9)	The amount shown consists of the following payments and benefits to Mr. Cogny: (a) $3,489 in life insurance plan premiums, (b) $6,128 for tax consultation fees and medical insurance in Europe pursuant to his employment agreement and (c) $10,400 in matching contributions to our 401(k) plan.

(10)	The amount shown consists of the following payments and benefits to Mr. Singh: (a) $10,400 in matching contributions to our 401(k) plan, (b) $15,852 for payments relating to our former profit sharing plan for U.S. employees and (c) $7,399 in life insurance plan premiums.

(11)	The amount shown consists of payments towards life insurance plan premiums for Mr. Thukral.

CEO Realizable Compensation

The values reported in our Summary Compensation Table include the estimated fair value of long-term incentive awards at the time of grant. This estimated fair value often differs significantly from the values ultimately received by our senior executives. We believe that realizable compensation, which reflects the actual current value of outstanding long-term incentive awards from prior years, helps us to better assess our pay for performance alignment.

Realizable compensation provides clarity on how compensation outcomes are influenced by company performance. This is particularly important because equity-based awards account for the most significant portion of the total compensation of our CEO and other executive officers. Because the compensation committee believes that long-term, equity-based compensation drives long-term growth, consideration of actual and potential values realizable from awards granted in prior years is a highly relevant factor in assessing the effectiveness of our compensation program’s continued ability to align with our shareholders’ long-term interests.

The following table sets forth the realizable pay for our CEO for 2012, 2013 and 2014.

	2012	2013		2014
Salary	$602,378	$632,423		$632,423
Bonus	$1,625,000	$1,200,000		$—
Non-equity incentive plan compensation	$—	$—		$1,700,000
Long-Term Incentives
Option Awards	$—	$—	(1)	$—
PSU/RSU Awards(2)(3)	$4,536,537	$2,477,762		$—
Total Long-Term Incentives	$4,536,537	$2,477,762		$—
Other Compensation	$161,659	$98,796		$106,797
Total Realizable Compensation(4)	$6,925,574	$4,408,981		$2,439,220

(1)	The option award granted to Mr. Tyagarajan in 2013 has no intrinsic value as of December 31, 2014.

(2)	Adjustments to awards as a result of the special cash dividend have been included in the year in which the associated awards were originally granted.

(3)	Restricted share units granted to Mr. Tyagarajan in 2013 are included in his 2012 compensation in this table because all of the conditions to grant were satisfied in 2012.

(4)	Total realizable compensation was calculated using (a) actual earned base salary, (b) cash bonus and all other non-equity compensation as disclosed in the Summary Compensation Table, (c) equity award values of all restricted share units granted in each year multiplied by the share price on the last day of fiscal year 2014 of $18.93, (d) equity award values of all performance share units with performance periods ending within the measurement period at the determined outcome multiplied by the closing price of our common shares on the last day of fiscal year 2014 of $18.93 and (e) in the case of stock options, the intrinsic value of all awards granted in each year calculated by subtracting the exercise price from the closing share price on the last day of fiscal year 2014 of $18.93.

The following chart compares the 2012, 2013 and 2014 Summary Compensation Table values for our CEO versus realizable compensation values.

2014 Grants of Plan-Based Awards

The following table provides certain information regarding cash and equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2014. The equity awards were granted under the 2007 Omnibus Incentive Compensation Plan and the non-equity awards were granted under our 2014 annual cash bonus plan.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N.V. Tyagarajan		405,000	1,200,000	3,600,000
Mohit Bhatia		74,232	188,525	565,575
Edward J. Fitzpatrick	07/15/2014	—	—	—	—	—	—	116,343	—	—	2,099,991
Edward J. Fitzpatrick	07/15/2014	—	—	—	—	—	—	—	250,000	$18.05	1,919,500
Edward J. Fitzpatrick(5)		202,500	600,000	1,800,000
Patrick Cogny	04/28/2014				18,750	25,000	62,500	—	—	—	531,626
Patrick Cogny		112,500	250,000	750,000
Arvinder Singh	04/28/2014				24,750	33,000	82,500	—	—	—	701,746
Arvinder Singh		118,125	300,000	900,000
Mohit Thukral	04/28/2014				24,750	33,000	82,500	—	—	—	701,746
Mohit Thukral		100,523	223,385	670,155

(1)

Represents the cash bonus opportunity range under our 2014 annual bonus plan, which is summarized under “Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus” above. For Mr. Tyagarajan, the cash award target was 190% of his base salary, and for the other named executive officers, the cash bonus award target ranged between 50% and 100% of base salary. For Messrs. Bhatia and Thukral, who are compensated in Indian rupees, amounts in this column were calculated after converting their salaries in local currency at a rate of US$1/0.0163508 INR. For the actual amounts paid to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. Amounts shown in the “Threshold” column represent the payments that would result from attainment of threshold performance, or 75% of target, with respect to both (a) the company multiplier and (b) the scorecard financial metrics. Amounts shown in the “Maximum” column represent the payments that would result from attainment of the highest level of performance with respect to both (a) the company multiplier, which is 200% of target, and (b) the scorecard result, which is 150% of target.

(2)	Represents performance share awards that will vest based on level of attainment of performance goals for the 2014 fiscal year subject to continued service through January 10, 2017. The actual number of shares that will vest, subject to continued service, will be 106.627% of the target number of shares designated for each named executive officer. See Compensation Discussion and Analysis for a description of awards.

(3)	The exercise price is the NYSE closing price of our common shares on the grant date.

(4)	Represents the grant date fair value of stock awards granted during the fiscal year ended December 31, 2014, calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K. In accordance with rules promulgated by the SEC, the amounts shown for these awards exclude the impact of estimated forfeitures.

(5)	Mr. Fitzpatrick’s actual payment under our 2014 non-equity incentive plan was prorated to reflect that he joined the Company in July 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Named Executive Officers

Summarized below are the material terms of our employment agreements with Messrs. Tyagarajan, Fitzpatrick and Cogny. We do not have an employment agreement with any other named executive officer.

N.V. Tyagarajan.    We entered into an employment agreement with Mr. Tyagarajan on June 15, 2011, which supersedes his previous employment agreement, dated February 7, 2005. The employment agreement has an indefinite term and may be terminated by us or Mr. Tyagarajan, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 125% of annual base salary. Mr. Tyagarajan is entitled to benefits and perquisites generally available to our other senior executives, reimbursement of automobile costs and $60,000 for personal costs. Mr. Tyagarajan is also entitled to four weeks of vacation per year.

Pursuant to the terms of the employment agreement, Mr. Tyagarajan was granted the following equity awards on June 15, 2011:

(i) Options covering 250,000 common shares of the Company at a per share exercise price of $15.34, the closing price of our common shares on the June 15, 2011 grant date of the options. In connection with the special cash dividend paid in September 2012, the number of shares was adjusted to 283,625 shares and the exercise price per share was adjusted to $13.52. The options vest in four equal annual installments upon Mr. Tyagarajan’s completion of each year of employment over the four-year period measured from June 17, 2011. The options will vest in full upon a change in control. In the event of termination by reason of death or disability, Mr. Tyagarajan will receive an additional 12 months of vesting and in the event of termination without cause or for good reason, Mr. Tyagarajan will receive an additional 12 months of vesting.

(ii) Restricted share units covering 200,000 common shares of the Company. The restricted share units vest in four equal annual installments upon Mr. Tyagarajan’s completion of each year of employment with the Company over the four-year period measured from June 17, 2011. In connection with the special cash dividend paid in September 2012, the 150,000 shares then unvested was adjusted to 170,175 shares. The restricted share units will vest in full upon a change in control or Mr. Tyagarajan’s termination by reason of death or disability or termination without cause or for good reason.

(iii) Performance shares covering a target number of 100,000 common shares of the Company (subsequently adjusted to a target number of 113,450 common shares as a result of the special cash dividend paid in September 2012). These performance shares vested on December 31, 2013 at 115.373% of the target shares.

Pursuant to the terms of his employment agreement, in March 2012 Mr. Tyagarajan was granted additional performance shares covering a target number of 100,000 common shares of the Company (subsequently adjusted to a target number of 113,450 common shares as a result of the special cash dividend paid in September 2012), which vested at 122.184% of the target shares on December 31, 2014 (based on 2012 performance goal attainment). In May 2013 Mr. Tyagarajan was granted additional performance shares covering a target number of 100,000 common shares which were to vest on January 10, 2016 but were forfeited for failure to satisfy the specified performance criteria.

In August 2012, Mr. Tyagarajan’s awards were amended so that the purchase of our shares by an affiliate of Bain Capital would not be deemed to be a change in control (and therefore not result in an accelerated vesting of the awards) and also to amend the definition of a change in control for future events. In order to comply with the rules set forth under Section 409A of the Internal Revenue Code of 1986, as amended, in connection with the amendment to Mr. Tyagarajan’s restricted share unit grant, the Company agreed to issue Mr. Tyagarajan an additional 30,000 restricted share units (which were adjusted to 34,035 as a result of the special cash dividend) following the closing of Bain Capital’s share purchase. These restricted share units vest on December 31, 2016 subject to continued employment.

For purposes of Mr. Tyagarajan’s employment agreement, the term “good reason” means a material reduction in the nature of Mr. Tyagarajan’s authorities or duties, a material reduction in base compensation, requiring Mr. Tyagarajan to report to any person other than our board of directors or a material relocation of Mr. Tyagarajan’s principal place of employment, which has not been cured by us within 30 days following notice of such event by Mr. Tyagarajan.

If Mr. Tyagarajan’s employment is terminated by us without cause or by Mr. Tyagarajan for good reason, then in addition to any earned but unpaid salary or bonus and payment for accrued but unused vacation, Mr. Tyagarajan is entitled to payment of an amount equal to the sum of (I) two times Mr. Tyagarajan’s then current base salary and (II) two times the annual bonus received for the fiscal year preceding the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Tyagarajan for the cost of acquiring health benefits for himself and his dependents at the same level of coverage and benefits as is provided to our US-based senior executives for two years following the date of termination, or any earlier date on which he and his dependents become eligible for such health benefits from another employer.

Mr. Tyagarajan’s payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. The release would also be executed by us and release Mr. Tyagarajan from any claims by us relating to Mr. Tyagarajan’s employment or services other than claims based on acts or omissions of Mr. Tyagarajan that involve fraud or which are not known to the non-employee directors on the date of such release. The release also includes a mutual non-disparagement provision.

Under his employment agreement, for two years after the termination of his employment, Mr. Tyagarajan will be subject to certain non-compete and non-solicitation covenants.

Edward J. Fitzpatrick.    On June 26, 2014, we entered into an employment agreement with Mr. Fitzpatrick in connection with his appointment as our Chief Financial Officer. The employment agreement has an indefinite term and may be terminated by us or Mr. Fitzpatrick, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 100% of annual base salary. The agreement also obligates the Company to reimburse Mr. Fitzpatrick an amount up to $300,000 for reasonable expenses related to the relocation of his primary residence to the New York City area, including tax gross-up payments relating to the reimbursement of such relocation expenses that are considered taxable. In addition, Mr. Fitzpatrick is entitled to benefits and perquisites generally available to our other senior executives and four weeks of vacation per year.

Pursuant to the terms of his employment agreement, Mr. Fitzpatrick was granted the following equity awards on July 15, 2014:

(i) Options covering 250,000 common shares of the Company at a per share exercise price of $18.05, the closing price of our common shares on July 15, 2014, the grant date of the options. The options vest with respect to 50% of the shares upon completion of 3 years of employment and with respect to the remaining 50% upon completion of 5 years of employment. The options will vest in full in the event of Mr. Fitzpatrick’s termination by the Company without cause or Mr. Fitzpatrick’s termination for good reason within 24 months following a change in control of the Company. Upon Mr. Fitzpatrick’s termination of employment by reason of death or disability, or his termination by the Company without cause, the options will vest on a pro-rated basis based on the period of service completed over the 5 year period measured from the grant date of the options less the number of shares subject to the options that vested prior to such termination.

(ii) Restricted share units covering 116,343 common shares. The restricted share units vest in four equal annual installments upon Mr. Fitzpatrick’s completion of each year of employment with the Company over the four-year period measured from July 15, 2014. The restricted share units will vest in full in the event of Mr. Fitzpatrick’s termination by the Company without cause or Mr. Fitzpatrick’s termination for good reason within 24 months following a change in control of the Company. Upon Mr. Fitzpatrick’s termination of employment by reason of death or disability, or his termination by the Company without cause, the restricted share units will vest on a pro-rated basis based on the period of service completed over the 4 year period measured from the grant date of the award less the number of shares that vested prior to such termination.

Mr. Fitzpatrick is also entitled to receive performance share awards covering 60,000 target shares in 2015 and 52,000 target shares in 2016, each of which will vest and convert into common shares based on performance metrics and service requirements established by the compensation committee for such years. These additional performance awards will be subject to accelerated vesting in the event of Mr. Fitzpatrick’s termination by the Company without cause or Mr. Fitzpatrick’s termination for good reason within 24 months following a change in control of the Company, and pro-rata vesting in the event of his termination by the Company without cause.

For purposes of Mr. Fitzpatrick’s employment agreement, the term “good reason” means a material reduction in the nature of Mr. Fitzpatrick’s authorities or duties, a material reduction in base compensation, requiring Mr. Fitzpatrick to report to any person other than our CEO or a material relocation of Mr. Fitzpatrick’s principal place of employment, which has not been cured by us within 30 days following notice of such event by Mr. Fitzpatrick.

In the event of Mr. Fitzpatrick’s termination without cause, Mr. Fitzpatrick will receive severance benefits that consist of (a) a cash lump-sum payment equal to 100% his then current base salary and (b) a cash lump-sum payment equal to the cost of acquiring health benefits for himself, his spouse and his eligible dependents for up to 12 months following termination. Payment of the severance benefits is conditioned on Mr. Fitzpatrick’s execution of a general release of all claims. In addition, the equity awards granted under the Agreement will accelerate and vest as described above.

Mr. Fitzpatrick’s payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. In addition, Mr. Fitzpatrick will be subject to certain non-compete and non-solicitation covenants for one year after the termination of his employment.

Patrick Cogny.    On August 5, 2011 we entered into an employment agreement with Mr. Cogny in connection with Mr. Cogny’s relocation to the U.S. and his appointment as our Senior Vice President, Infrastructure, Manufacturing and Services. The August 2011 employment agreement replaces a prior agreement, dated October 21, 2008, between Mr. Cogny and Genpact Onsite Services, Inc.

Among other provisions, Mr. Cogny’s agreement specifies that Mr. Cogny will receive an annual base salary of not less than $450,000. The employment agreement provides for a guaranteed cash bonus payment of at least $100,000 per calendar year, plus a discretionary target bonus of up to an additional $250,000 which is not guaranteed. The agreement provides for one-time payment of $12,000 to assist with relocation expenses. In addition, if Mr. Cogny’s employment is terminated by the Company, except for a serious breach of the employment agreement, serious misconduct or serious negligence, he will receive a one-time payment equal to $550,000.

One-Time Payment to Mr. Bhatia

In recognition of his critical role in the smooth transition and integration of our new CFO, we expect to make a lump-sum cash payment to Mr. Bhatia prior to December 31, 2015 equal to twelve months of base salary plus twelve months of target bonus.

2007 Omnibus Incentive Compensation Plan

We adopted our 2007 Omnibus Incentive Compensation Plan, or the 2007 Plan, on July 13, 2007, and amended it on April 15, 2011, April 11, 2012 and August 1, 2012.

Stock Options.    The exercise price of the options granted to Mr. Fitzpatrick in 2014 was equal to the closing price of our common shares on the grant date. Such options vest over a five-year period, 50% in July 2017 and 50% in July 2019.

Restricted Share Units.    We did not grant any restricted share units to our named executive officers in 2014 other than to Mr. Fitzpatrick in connection with his appointment as our CFO described above. Such restricted share units vest in equal installments on each of the first four anniversaries of Mr. Fitzpatrick’s employment commencement date.

Performance Share Awards.    The performance shares granted to our named executive officers in 2014 will convert into actual common shares of the Company based on the Company’s attainment of certain performance goals measured over the period beginning January 1, 2014 and ending December 31, 2014 and the individual’s continued service with the Company through January 10, 2017. Each award specifies a target number of performance shares. The actual number of common shares of the Company into which the performance shares will convert is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 250% based on the Company’s adjusted income from operations margin, new bookings and revenue during the period from January 1, 2014 to December 31, 2014. Adjusted income from operations margin is a qualifying criterion and for the other two goals there are three designated levels of attainment. If performance for any metric is below the threshold, no payout will occur. Based on our 2014 adjusted income from operations margin, new bookings and revenue growth, the 2014 performance shares will vest at 106.627% of the target number of shares.

The performance share awards (and any shares issued thereunder or proceeds from the sale of such shares) are subject to forfeiture in the event of a breach of restrictive covenants. See “Compensation Discussion and Analysis—Recovery Policy”.

Change of Control.    Pursuant to the 2007 Plan, unless otherwise provided in an individual award agreement, in the event of a change of control of our company, existing awards may be assumed, substituted or continued. If the awards are not so assumed, substituted or continued, then:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;

•

all performance units and cash incentive awards will be paid out as if “target” performance levels had been attained, but pro-rated based on the portion of the performance period that elapses prior to the change of control;

•	performance share awards will become payable at target levels or based on actual performance depending on whether a change in control occurs during or after the performance period; and

•

all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;

•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or

•

an acquisition by any individual, entity or group (other than Bain Capital or any of its affiliates) of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 25% (in the case of Bain Capital or any of its affiliates the threshold is 50%).

Retirement Benefits.    We provide our employees in the United States, including our CEO, with a tax-qualified defined contribution 401(k) plan, pursuant to which employees may elect to defer pre-tax salary amounts up to the limits set by the Internal Revenue Code. We match 100% of the first 4% of salary deferred by our employees under the 401(k) plan.

In India, we maintain a Gratuity Plan, which is a defined benefit plan, and a Provident Fund Plan, which is a defined contribution plan, each as required under applicable law.

2014 Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding each outstanding equity award held by each of our named executive officers as of December 31, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
N.V. Tyagarajan	362,429	(2)	—		3.04	7/25/2015	—		—	—	—
N.V. Tyagarajan	410,462	(3)	—		14.22	4/19/2017	—		—	—	—
N.V. Tyagarajan	283,625	(4)	—		9.52	5/6/2019	—		—	—	—
N.V. Tyagarajan	51,052	(5)	—		14.32	3/11/2020	—		—	—	—
N.V. Tyagarajan	212,718	(6)	70,907	(6)	13.52	6/14/2021	—		—	—	—
N.V. Tyagarajan	—		1,500,000	(7)	19.35	5/30/2023	—		—	—	—
N.V. Tyagarajan	—		—		—	—	56,725	(8)	1,073,804	—	—
N.V. Tyagarajan	—		—		—	—	34,035	(9)	644,283	—	—
Edward J. Fitzpatrick	—		250,000	(10)	18.05	7/14/2024	—		—	—	—
Edward J. Fitzpatrick	—		—		—	—	116,343	(11)	2,202,373	—	—
Mohit Bhatia	—		125,000	(7)	19.35	5/30/2023	—		—	—	—
Patrick Cogny	142,028	(3)	—		14.38	4/19/2017	—		—	—	—
Patrick Cogny	14,749	(12)	—		6.33	12/14/2018	—		—	—	—
Patrick Cogny	20,421	(5)	—		14.32	3/11/2020	—		—	—	—
Patrick Cogny	—		100,000	(7)	19.35	5/30/2023	—		—	—	—
Patrick Cogny	—		—		—	—	26,656	(13)	504,610	—	—
Arvinder Singh	102,615	(3)	—		14.22	4/19/2017	—		—	—	—
Arvinder Singh	22,690	(5)	—		14.32	3/11/2020	—		—	—	—
Arvinder Singh	—		145,000	(7)	19.35	5/30/2023	—		—	—	—
Arvinder Singh	—		—		—	—	35,186	(13)	666,085	—	—
Arvinder Singh	—		—		—	—	5,673	(8)	107,390	—	—
Mohit Thukral	102,615	(3)	—		14.22	4/19/2017	—		—	—	—
Mohit Thukral	27,228	(5)	—		14.32	3/11/2020	—		—	—	—
Mohit Thukral	—		145,000	(7)	19.35	5/30/2023	—		—	—	—
Mohit Thukral	—		—		—	—	35,186	(13)	666,085	—	—
Mohit Thukral	—		—		—	—	5,673	(8)	107,390	—	—

(1)	Represents the aggregate market value of the shares subject to the award calculated using the NYSE closing price of our common shares on December 31, 2014.

(2)	These options were granted on July 26, 2005, and were fully vested as of February 7, 2010.

(3)	These options were granted on April 20, 2007, and were fully vested as of December 31, 2012.

(4)	These options were granted on May 7, 2009, and were fully vested as of May 1, 2014.

(5)	These options were granted on March 12, 2010, and were fully vested as of February 1, 2014.

(6)	These options were granted on June 15, 2011 and vest with respect to 25% on June 17, 2012, 25% on June 17, 2013, 25% on June 17, 2014 and 25% on June 17, 2015, subject to continued service through each vesting date.

(7)	These options were granted on May 31, 2013 and vest with respect to 50% on January 10, 2016 and 50% on January 10, 2018, subject to continued service through each vesting date.

(8)	Represents restricted share units granted on June 15, 2011 that vest with respect to 25% on June 17, 2012, 25% on June 17, 2013, 25% on June 17, 2014 and 25% on June 17, 2015.

(9)	Represents restricted share units granted on February 12, 2013 that vest 100% on December 31, 2016. The accounting charge for this grant is included in 2012 in accordance with ASC 718 because all of the conditions to the grant were satisfied in October 2012.

(10)	These options were granted on July 15, 2014 and vest with respect to 50% on July 15, 2017 and 50% on July 15, 2019, subject to continued service through each vesting date.

(11)	Represents restricted share units granted on July 15, 2014 that vest with respect to 25% on July 15, 2015, 25% on July 15, 2016, 25% on July 15, 2017 and 25% on July 15, 2018.

(12)	These options were granted on December 15, 2008 and were fully vested as of December 1, 2013.

(13)	Represents Company performance share awards granted on April 28, 2014 based on actual performance attainment at 106.627%. The performance period for these awards was completed on December 31, 2014. However, the awards will not fully vest until completion of the service period on January 10, 2017.

2014 Option Exercises and Stock Vested

The following table provides information regarding all Company options exercised by and all stock awards that vested to each of our named executive officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
N.V. Tyagarajan	—	—	195,342	(2)	3,603,661
Edward J. Fitzpatrick	—	—	—		—
Mohit Bhatia	20,421	181,379	41,585	(3)	787,204
Patrick Cogny	—	—	41,585	(3)	787,204
Arvinder Singh	—	—	54,187	(4)	1,013,962
Mohit Thukral	—	—	47,257	(5)	882,777

(1)	Represents the aggregate price at which shares acquired upon exercise of the options were sold, net of the exercise price paid for acquiring the shares.

(2)	Includes (i) 138,617 shares that vested on December 31, 2014 pursuant to the March 2012 performance share award and were issued in January 2015 less shares withheld for taxes and (ii) 56,725 shares that vested and were issued, less shares withheld for taxes, on June 17, 2014 pursuant to the June 2011 restricted share unit award.

(3)	These shares vested on December 31, 2014 pursuant to the March 2012 performance share award and were issued in January 2015 less shares withheld for taxes.

(4)	Includes (i) 48,515 shares that vested on December 31, 2014 pursuant to the March 2012 performance share award and were issued in January 2015 less shares withheld for taxes and (ii) 5,672 shares that vested and were issued, less shares withheld for taxes, on June 1, 2014 pursuant to the June 2011 restricted share unit award.

(5)	Includes (i) 41,585 shares that vested on December 31, 2014 pursuant to the March 2012 performance share award and were issued in January 2015 less shares withheld for taxes and (ii) 5,672 shares that vested and were issued, less shares withheld for taxes, on June 1, 2014 pursuant to the June 2011 restricted share unit award.

2014 Pension Benefits

The chart below provides information on certain pension benefits provided to our named executive officers for the fiscal year ended December 31, 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
N.V. Tyagarajan	—	—	—	—
Edward J. Fitzpatrick	—	—	—	—
Mohit Bhatia	Gratuity Plan for Indian Employees	15.46	64,588	—
Patrick Cogny	—	—	—	—
Arvinder Singh	—	—	—	—
Mohit Thukral	Gratuity Plan for Indian Employees	16.43	81,829	—

(1)	We are required to provide all Indian employees with benefits under a Gratuity Plan, which is a defined benefit plan. Assumptions used in the calculation of this amount are included in Note 17—“Employee benefit plans” to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K.

(2)	The foreign exchange rate used to calculate amounts in the above table is US$1/0.0163508 INR.

Potential Payments upon Termination or Change of Control

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment agreements and award agreements under the Company Stock Plans.

Employment Agreements with Named Executive Officers

We have entered into agreements with Messrs. Tyagarajan, Cogny and Fitzpatrick that provide for certain payments and benefits to be paid upon certain terminations of employment. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers” for a description of these provisions.

Company Stock Plans

The treatment of outstanding awards under our 2007 Plan in the event of a change of control is described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2007 Omnibus Incentive Compensation Plan.” Under the equity compensation plans utilized by us prior to the adoption of the 2007 Plan (the 2007 Plan together with all prior plans, the “Company Stock Plans”), upon the occurrence of a change of control (as defined below) or dissolution or liquidation, our board of directors may provide that all Company options will become immediately exercisable. Our board of directors may also, upon at least ten days’ advance notice, cancel any outstanding Company options and pay to the holders of such Company options, in cash or shares, the value of such Company options based upon the price per share received by our other shareholders in the event of a change of control. Our obligations under the Company Stock Plans will be binding upon any successor corporation or organization. The term “change of control” for the purposes of our Company Stock Plans, other than the 2007 Plan, is defined as the following: (a) the acquisition by any person or entity (other than Glory Investments A Limited or any of its affiliates or successors (including Bain Capital)), directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors, including, without limitation, as a result, in whole or part, by reason of a sale or other disposition by Glory Investments A Limited or any of its affiliates or successors; (b) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or affecting us as a result of which a person or entity other than Glory Investments A Limited or any of its affiliates owns after such transaction, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors; or (c) the sale, lease, exchange, transfer or other disposition to any person or entity, other than an Investor, of all or substantially all, of our assets and our consolidated subsidiaries.

Generally, except as described below, our Company option or other equity award agreements with our named executive officers do not provide for accelerated vesting upon a termination of employment.

Under his 2011 option grant, Mr. Tyagarajan will receive an additional 12 months of vesting upon a termination by reason of death or disability and an additional 12 months of vesting upon termination without cause or for good reason. The option vests in full upon a change in control. The restricted share units granted to Mr. Tyagarajan in 2011 vest in full upon a change in control, a termination by reason of death, disability or a termination without cause or for good reason. The performance share awards granted to Mr. Tyagarajan vest in full upon a change in control, termination by reason of death, disability or a termination without cause or for good reason, in each case based on target performance if the triggering event occurs prior to completion of the performance period and at actual performance if the triggering event occurs after completion of the performance period.

Under his 2014 option grant, Mr. Fitzpatrick’s options will vest in full in the event of Mr. Fitzpatrick’s termination by the Company without cause or his termination for good reason within 24 months following a change in control of the Company. Upon Mr. Fitzpatrick’s termination of employment by reason of death or disability, or his termination by the Company without cause, the options will vest on a pro-rated basis based on the period of service completed over the 5-year period measured from the grant date of the options until the date of termination, less the number of shares subject to the options that vested prior to such termination. The restricted share units granted to Mr. Fitzpatrick in 2014 will vest in full in the event of Mr. Fitzpatrick’s termination by the Company without cause or Mr. Fitzpatrick’s termination for good reason within 24 months following a change in control of the Company. Upon Mr. Fitzpatrick’s termination of employment by reason of death or disability, or his termination by the Company without cause, the restricted share units will vest on a pro-rated basis based on the period of service completed over the 4-year period measured from the grant date of the award until the date of termination, less the number of shares that vested prior to such termination.

Termination and Change of Control Potential Payments and Benefits Table

The amounts included in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The amounts indicated are based on the payments and benefit costs that would have been incurred by the Company if the named executive officer’s employment had terminated as of the last business day of the fiscal year ended December 31, 2014. Where applicable, the value of one of our common shares on December 31, 2014 was $18.93, which was the closing market price of our common shares on the NYSE as of that date.

Name	Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)		Termination with Good Reason(1) ($)		Voluntary Termination Other than death, disability ($)		Termination due to Death or Disability ($)		Change of Control
											Accelerated Vesting if Award not assumed, substituted or continued by the Acquiring Entity ($)		Award assumed, substituted or continued by the Acquiring Entity ($)
N.V. Tyagarajan
Cash Severance	3,660,000	(2)	—		3,660,000	(2)	—		—		—		—
Equity Treatment	2,101,594	(3)	—		2,101,594	(3)	—		2,101,594	(3)	2,101,594	(3)	2,101,594	(3)
Health and Welfare	30,664	(4)	—		30,664	(4)	—		—		—		—
TOTAL	5,792,258		—		5,792,258		—		2,101,594		2,101,594		2,101,594
Edward J. Fitzpatrick
Cash Severance	600,000	(5)	—		600,000	(5)	—		—		—		—
Equity Treatment	297,297	(6)	—		—		—		297,297	(6)	2,422,373	(7)	—
Health and Welfare	13,743	(8)	—		13,743	(8)	—		—		—		—
TOTAL	911,040		—		613,743		—		297,297		2,422,373		—
Mohit Bhatia
Cash Severance	—		—		—		—		—		—		—
Equity Treatment	—		—		—		—		—		—		—
Health and Welfare	—		—		—		—		—		—		—
TOTAL	—		—		—		—		—		—		—
Patrick Cogny
Cash Severance	550,000	(9)		(10)		(10)		(10)	439,803	(10)(11)	—		—
Equity Treatment	—		—		—		—		168,203	(12)	504,610	(13)	—
Health and Welfare	—		—		—		—		—		—		—
TOTAL	550,000		—				—		608,006		504,610		—
Arvinder Singh
Cash Severance	—		—		—		—		—		—		—
Equity Treatment	—		—		—		—		222,028	(12)	773,475	(14)	—
Health and Welfare	—		—		—		—		—		—		—
TOTAL	—		—		—		—		222,028		773,475		—
Mohit Thukral
Cash Severance	—		—		—		—		—		—		—
Equity Treatment	—		—		—		—		222,028	(12)	773,475	(14)	—
Health and Welfare	—		—		—		—		—		—		—
TOTAL	—		—		—		—		222,028		773,475		—

(1)	See definitions of good reason in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—N.V. Tyagarajan, Patrick Cogny and Edward J. Fitzpatrick.”

(2)	Amount represents the payment of an amount equal to two times the sum of (i) Mr. Tyagarajan’s annual base salary of $630,000 and (ii) the annual bonus received for the fiscal year preceding the fiscal year of termination, which annual bonus was $1,200,000 in 2013.

(3)	Amount represents the estimated value of accelerated vesting of (i) all unvested restricted share units and (ii) all unvested Company options.

(4)	Amount represents the estimated value of providing Mr. Tyagarajan and his dependents with health benefits for two years following the date of termination at the same level of coverage provided to our U.S.-based senior executives. This amount is calculated based on the present value of maximum liability with respect to Mr. Tyagarajan and his dependents under our applicable benefit plan in effect as of December 31, 2014.

(5)	Amount represents the payment of an amount equal to Mr. Fitzpatrick’s annual base salary of $600,000.

(6)	Amount represents the estimated value of the pro-rated vesting of (i) unvested options granted in 2014 and (ii) restricted share units granted in 2014 which would have vested on the next vesting date.

(7)	Amount represents the estimated value of the full vesting of (i) unvested options granted in 2014 and (ii) restricted share units granted in 2014.

(8)	Amount represents the estimated value of providing Mr. Fitzpatrick and his dependents with health benefits for twelve months following the date of termination at the same level of coverage provided to our U.S.-based senior executives. This amount is calculated based on the present value of maximum liability with respect to Mr. Fitzpatrick and his dependents under our applicable benefit plan in effect as of December 31, 2014.

(9)	Amount represents the payment in lump sum of $550,000 pursuant to Mr. Cogny’s employment agreement in the event of his termination without cause. In such an event, Mr. Cogny’s employment agreement also provides for the Company’s reimbursement of his reasonable expenses incurred in relocating himself and his family to Europe, including the cost of temporary housing, costs for the relocation of goods, including storage, and business class airfare. Because such relocation expenses are not estimable at this time, they are not reflected in this table.

(10)	In the event of the termination of Mr. Cogny’s employment for any reason other than by the Company without Cause, Mr. Cogny is entitled to reimbursement from the Company for the cost of business class airfare to Europe for him and his family. Because such expenses are not estimable at this time, they are not reflected in this table.

(11)	Amount represents the payment of an amount equal to Mr. Cogny’s earned but unpaid bonus as of December 31, 2014.

(12)	Amount represents the pro-rated vesting of performance shares granted in 2014, calculated at actual performance.

(13)	Amount represents the estimated value of accelerated vesting of all performance shares granted in 2014, calculated at actual performance.

(14)	Amount represents the estimated value of accelerated vesting of (i) all performance shares granted in 2014, calculated at actual performance, and (ii) all unvested restricted share units.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on its review and such discussions, the compensation committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Genpact Limited.

Mark Nunnelly, chair

James C. Madden

Robert Scott

DIRECTOR COMPENSATION

Overview

The compensation committee reviews and approves the compensation arrangements for our directors.

Cash Compensation

Our non-employee directors each receive an annual retainer of $62,500, each director serving on our audit committee (other than the chair) receives an additional annual payment of $22,500 and each director serving on our compensation or nominating and governance committees (other than the chairs of such committees) receives an additional annual payment of $17,500. The chair of the audit committee receives an additional $42,500 annually and the chair of each of the compensation committee and the nominating and governance committee receives an additional $22,500 annually. Mr. Scott also receives $100,000 annually for his service as chairman of the board and $72,000 annually for secretarial and office support services.

Equity Compensation

Our non-employee directors receive, on the date of each annual shareholders meeting, an annual grant of restricted share units with a value of $120,000 based on the closing price of the Company’s common shares on the date of grant. For his service as chairman of the board, Mr. Scott receives an additional annual grant of restricted share units with a value of $150,000 based on the closing price of the Company’s common shares on the date of grant. All of such annual restricted share units vest on the last day of the calendar year of grant and are issued at the end of the subsequent calendar year.

Upon their appointment to our board, new directors also receive a grant of restricted share units with a value of $180,000 based on the closing price of the Company’s common shares on the date of grant. Such restricted share units vest 50% two years from the date of grant and 50% four years from the date of grant, subject in each case to the director’s service through the vesting dates.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
A. Chandra	80,000	108,662		188,662
L. Conigliaro	85,000	108,662		193,662
D. Humphrey	62,500	108,662		171,162
J. Khattar	42,500	108,662		151,162
J. Madden	97,500	108,662		206,162
A. Mandl	105,000	108,662		213,662
R. Scott	255,750	510,955	(2)	766,705
H. Spek	46,875	288,646	(3)	335,521
M. Nunnelly	85,000	108,662		193,662
M. Verdi	73,750	108,662		182,412

(1)	The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based compensation awards granted during the year, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, pursuant to our 2007 Omnibus Incentive Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown exclude the effect of estimated forfeitures.

(2)	This amount includes, in addition to the fair value (calculated as described in footnote 1) of the annual grant of RSUs made to all of the other non-employee directors on the date of the Company’s annual meeting, the fair value of a one-time grant to Mr. Scott of 27,127 RSUs for his services as Chairman in 2012, 2013 and 2014, which grant was approved by the compensation committee on October 8, 2014.

(3)	This amount includes, in addition to the fair value (calculated as described in footnote 1) of the annual grant of RSUs made to all of the other non-employee directors on the date of the Company’s annual meeting, the fair value of a sign-on grant to Mr. Spek of RSUs with a value of $180,000 based on the closing price of the Company’s common shares on May 7, 2014.

The following table shows for each non-employee director (i) the grant date of each restricted share unit granted during the 2014 fiscal year, (ii) the aggregate number of the Company’s common shares subject to each such award, and (iii) the grant-date fair value of each such award, as calculated in accordance with ASC Topic 718.

Name	Grant Date of Restricted Share Units(1)	Number of Common Shares Subject to Restricted Share Units Granted (#)		Grant Date Fair Value ($)
A. Chandra	May 7, 2014	7,285		108,662
L. Conigliaro	May 7, 2014	7,285		108,662
D. Humphrey	May 7, 2014	7,285		108,662
J. Khattar	May 7, 2014	7,285	(2)	108,662
J. Madden	May 7, 2014	7,285		108,662
A. Mandl	May 7, 2014	7,285		108,662
M. Nunnelly	May 7, 2014	7,285		108,662
R. Scott	May 7, 2014	7,285		108,662
R. Scott	October 8, 2014	27,127	(3)	402,293
H. Spek	May 7, 2014	18,213	(4)	288,646
M. Verdi	May 7, 2014	7,285		108,662

(1)	Except as otherwise noted below, the RSUs vested in full on December 31, 2014, and the shares in respect of these RSUs are issuable on December 31, 2015.

(2)	Mr. Khattar forfeited his unvested RSUs upon resignation from our board of directors on July 2, 2014.

(3)	Mr. Scott received a grant of 27,127 RSUs for his services as Chairman in 2012, 2013 and 2014.

(4)	Includes 10,928 RSUs that will vest 50% on May 7, 2016 and 50% on May 7, 2018.

The table below shows the aggregate number of common shares subject to unvested share awards and outstanding option awards held by each of our non-employee directors as of December 31, 2014.

Name	Number of Common Shares Subject to all Unvested Stock Awards/Units	Number of Common Shares Subject to all Outstanding Stock Options
A. Chandra	—	—
L. Conigliaro	9,211	—
D. Humphrey	—	—
J. Khattar	—	—
J. Madden	—	—
A. Mandl	8,683	—
M. Nunnelly	—	—
R. Scott	—	92,353
H. Spek	10,928	—
M. Verdi	—	—

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Messrs. Madden, Nunnelly and Scott served as members of our compensation committee. No member of our compensation committee was at any time during fiscal 2014 or formerly, an officer or employee of Genpact or any subsidiary of Genpact. No member of our compensation committee had any relationship with us during fiscal 2014 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933.

During fiscal 2014, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our 2007 Omnibus Incentive Compensation Plan, the Gecis Global Holdings 2005 Stock Option Plan, the Genpact Global Holdings 2006 Stock Option Plan, the Genpact Global Holdings 2007 Stock Option Plan and the Genpact Employee Stock Purchase Plans as of December 31, 2014.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted-Average Exercise Price of Outstanding Options and Rights(2)	Number of Shares Remaining Available for Future Issuance Under the Equity Compensation Plan (Excluding Shares in First Column)(3)
Equity compensation plans approved by shareholders	9,297,885	$15.44	12,617,260
Equity compensation plans not approved by shareholders	—	—	—
Total	9,297,885	$15.44	12,617,260

(1)	The performance period for the performance shares granted in 2014 is completed, so actual performance has been used to determine the number of shares issuable under such awards upon completion of the respective service period. Amounts in this column (i) exclude performance share awards granted in 2012 that vested based on performance and service through December 31, 2014 and were paid out in January 2015, (ii) exclude shares under the Company’s Employee Stock Purchase Plans, and (iii) include shares issuable in 2015 under restricted share unit awards that vested as of December 31, 2014.

(2)	The weighted average exercise price does not take into account restricted share units and performance shares or purchase rights under the Company’s Employee Stock Purchase Plans.

(3)	Includes 3,740,748 shares reserved for issuance under the Company’s Employee Stock Purchase Plans.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected the firm of KPMG as our independent registered public accounting firm for the current fiscal year. KPMG has served as our independent registered public accounting firm since October 1, 2004. If this proposal is not approved at our 2015 annual meeting, our audit committee will reconsider its selection of KPMG. Representatives of KPMG are not expected to be present at the annual meeting.

BOARD RECOMMENDATION
The board of directors believes that the selection of KPMG as our independent registered public accounting firm is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR this proposal.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by KPMG, our independent registered public accounting firm, for the fiscal years ended December 31, 2014 and December 31, 2013.

	Fiscal 2014	Fiscal 2013
	($ In Thousands)
Audit Fees	2,474	2,691
Audit-Related Fees	693	642
Tax Fees	687	453
All Other Fees	40	100
Total Fees	3,894	3,886

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Audit-related fees consist primarily of assurance and related services. Assurance and related services mainly include SAS 70/ISAE 3402 attestation and certification for submission to statutory and regulatory authorities. Tax Fees include fees for professional services for tax compliance, assessment support and advisory services. All Other Fees include fees for services provided other than the services reported above.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of the registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. From time to time, the audit committee may pre-approve services that are expected to be provided to Genpact by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the audit committee, management or the independent registered public accounting firm report to the audit committee regarding services actually provided to Genpact.

During fiscal 2014, no services were provided to Genpact by KPMG other than in accordance with the pre-approval policies and procedures described above.

OTHER MATTERS

Our board of directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC SUBMISSION OF PROXIES FOR VOTING

If you own your common shares of record, you may submit your proxy to vote your shares over the Internet at www.investorvote.com/G by following the instructions on the enclosed proxy card. Proxies submitted over the Internet must be received by 1 a.m., Eastern Daylight Time, on May 13, 2015.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of submitting your proxy to vote over the Internet or by telephone, instructions for which will be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope (or submit your proxy to vote your shares over the Internet). A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

2015 Annual Meeting Admission Ticket

2015 Annual General Meeting of

Genpact Limited Shareholders

May 13, 2015, 10 AM Local Time

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Upon arrival, please present this admission ticket and photo identification at the registration desk.

To enroll to receive future proxy materials on-line, please go to www.computershare-na.com/green

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Genpact Limited

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 13, 2015

Victor F. Guaglianone and Heather D. White, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Genpact Limited to be held on May 13, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Admission Ticket

Electronic Voting Instructions

You can vote by Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote by Internet as detailed below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1 a.m., Eastern Daylight Time, on May 13, 2015.

Vote by Internet

•	Go to www.envisionreports.com/G

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	Election of Directors	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - N.V. Tyagarajan	☐	☐	☐	02 - Robert G. Scott	☐	☐	☐	03 - Amit Chandra	☐	☐	☐

	04 - Laura Conigliaro	☐	☐	☐	05 - David Humphrey	☐	☐	☐	06 - James C. Madden	☐	☐	☐

	07 - Alex Mandl	☐	☐	☐	08 - Mark Nunnelly	☐	☐	☐	09 - Hanspeter Spek	☐	☐	☐

	10 - Mark Verdi	☐	☐	☐

									For	Against	Abstain

2.	To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015								☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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